Exhibit 2.1

eXECUTION VERSION

SALE AND PURCHASE AGREEMENT

DATED July 29, 2020

lEI amea iNVESTMENTS B.V.

AND

SEI Newco Inc.

AND

Strategic Education, Inc.

AND

Laureate Education, Inc.

Disclosure Schedule	76

Claims	77

Tax Covenant	82

Completion Obligations	91

Board Changes	92

Accounts and Applicable Accounting Standards	93

Completion Statement	94

Independent Accountants	98

Indebtedness and EBITDA Schedule	100

Continuing Arrangements	101

Key Contracts	102

Intellectual Property Rights	103

Monthly CY2020 and CY2021 Capital Expenditure Forecasts	104

Transitional Services Agreement	105

THIS AGREEMENT is made on July 29, 2020

BETWEEN:

(1)	LEI AMEA INVESTMENTS B.V., a private limited liability company incorporated under the laws of the Netherlands (registered at the Dutch commercial register with number 68326203), whose registered office is at Barbara Strozzilaan 201, 1083 HN Amsterdam, the Netherlands (the Seller);

(2)	SEI Newco Inc., a corporation incorporated under the laws of Delaware, USA whose principal office is at 2303 Dulles Station Blvd. Herndon VA USA 20171 (the Purchaser);

(3)	Strategic Education, Inc., a corporation incorporated under the laws of Maryland, USA whose principal office is at 2303 Dulles Station Blvd. Herndon VA USA 20171 (the Purchaser’s Guarantor); and

(4)	Laureate Education, Inc., a public benefit corporation organized and existing under the laws of Delaware, USA of 650 S. Exeter Street Baltimore, MD 21202 (the “Seller’s Guarantor”).

BACKGROUND:

(A)	The Seller owns all the issued and outstanding shares in the capital of the Target Companies, further details of which are set out in Schedule 1.

(B)	The Seller wishes to sell and the Purchaser wishes to purchase all the issued and outstanding shares in the capital of the Target Companies (the Transaction) on the terms and subject to the conditions set out in this agreement.

(C)	The Purchaser’s Guarantor is the ultimate holding company of the Purchaser and is willing to guarantee the obligations of the Purchaser under this agreement.

(D)	The Seller's Guarantor is the ultimate holding company of the Seller and is willing to provide a limited A$15,000,000 dollar guarantee (in aggregate) of the Seller's indemnity obligations on the terms and subject to the conditions in subclause 12.4 only.

IT IS AGREED as follows:

1.	Interpretation

1.1	In this agreement:

Accounts means, in respect of a Group Company included in the table in Schedule 10, the financial statements for the year ended on the Accounts Date of that Group Company that are set out opposite that Group Company’s name in column (2) of the table in Schedule 10, a copy of each of which has been disclosed in the Data Room;

Accounts Date means, in respect of a Group Company included in the table in Schedule 10, the date that is set out opposite that Group Company’s name in column (3) of the table in Schedule 10;

Actual CY21 EBITDA Adjustment Amount means, subject to the Calculation Concurrence, the actual amount of the CY21 EBITDA Adjustment Amount at the Effective Time, as set out in the Completion Statement, provided at all times that, unless otherwise agreed, the maximum amount of the Actual CY21 EBITDA Adjustment Amount will be A$150,000,000;

Actual Net Debt means the actual amount of Net Debt at the Effective Time, as set out in the Completion Statement. This amount can be a positive or negative number;

Actual Working Capital means the actual amount of Working Capital at the Effective Time, as set out in the Completion Statement. This amount can be a positive or negative number;

Adjusted Purchase Price has the meaning given in subclause 3.2;

Adverse Regulatory Event means a Regulatory Authority has notified the Purchaser or the Seller in writing after the date of this agreement that it has:

(a)	made a binding determination, or indicated that there will be a binding revocation, suspension or change (including imposing any new terms, conditions or requirements) to the Authorisations of a Group Company, which will have a material adverse effect on the Business (taken as a whole);

(b)	made a binding determination, or indicated that there will be a binding change (including imposing any new terms, conditions or requirements) to the Authorisations of a Group Company on or from Completion, directly as a result of the notifications contemplated by clause 7, which will have a material adverse effect on the Business (taken as a whole); or

(c)	objected to or will otherwise seek to restrain the Transaction.

Agreed Form means, in relation to any document, the form of that document which has either been initialled for the purpose of identification by or on behalf of the Seller and the Purchaser on or before the date of this agreement or, otherwise, agreed between the parties prior to Completion on customary terms (acting reasonably and in good faith);

Applicable Accounting Standards means, in respect of a Group Company included in the table in Schedule 10 and its Accounts, the accounting principles set out opposite that Group Company’s name in column (4) of the table in Schedule 10;

ASQA means the Australian Skills Quality Authority;

Assets means the property and assets owned by the Group, and the Rental Assets used by the Group, in conducting the Business;

Associated Persons means, in respect of a body corporate, its directors, officers, employees, contractors, representatives, agents and/or distributors;

Audited Statements mean financial statements prepared in accordance with U.S. GAAP (or, if applicable, in accordance with IFRS with all necessary reconciliations to U.S. GAAP);

Authorisation means any approval, licence, registration, consent, authority or permit given by a Regulatory Authority in connection with the Business including on CRICOS registration;

Australian Regulatory Authorities means:

(a)	TEQSA;

(b)	ASQA; and

(c)	the Secretary of the Australian Department of Education, Skills and Employment,

and Australian Regulatory Authority shall mean any one of them;

Australian Regulatory Notifications means, the Seller (or a member of member of the Seller’s Group) having provided a written notification to each Australian Regulatory Authority that on and from Completion, the Purchaser will Control the Group;

Australian Treasurer means the Treasurer of the Commonwealth of Australia;

Bid Amount has the meaning given in subclause 3.1(a);

Breach means any breach of subclause 12.1 of this agreement in respect of any of the Seller's Warranties or Tax Warranties, or any claim under this agreement in respect of, or pursuant to, any Seller's Warranties or Tax Warranties or the General Indemnity or any circumstance which gives rise to a right of recovery under any Seller's Warranties or Tax Warranties or the General Indemnity;

Business means the business carried on by the Group on the date of this agreement;

Business Day means a day (other than a Saturday or Sunday) on which banks are generally open in Sydney (Australia) and Washington, D.C. (USA) for normal business;

Business IT has the meaning given in paragraph 9 of Schedule 4;

Calculation Concurrence means the process to be undertaken by the parties to concur on any EBITDA-related calculation as set out in clause 4:

Claim means a Warranty Claim, a Tax Covenant Claim, a claim under the General Indemnity or any other claim against the Seller or another member of the Seller’s Group for: (a) any breach or alleged breach of this agreement or any other Transaction Document; or (b) in respect of any matter arising under or out of this agreement or any other Transaction Document, but for the avoidance of doubt, excludes a Special Claim;

Commonwealth Government means the Commonwealth Government of Australia;

Completion has the meaning given in subclause 8.1;

Completion Date means the last Business Day of the month first occurring at least 10 Business Days after the Condition Satisfaction Date or such earlier Business Day that the Seller and the Purchaser agree in writing, provided that the parties agree to act reasonably and work together in good faith to effect Completion as soon as reasonably practicable following the Condition Satisfaction Date;

Completion Statement means the statement of CY21 EBITDA Amount, CY21 EBITDA Adjustment Amount, Net Debt and Working Capital to be prepared in accordance with, and in the form set out in, the pro forma in Data Room Document 8.1.4 titled "Project Ocean Completion Statement";

Conditions has the meaning given in subclause 6.1;

Condition Satisfaction Date means the first date on which all of the Conditions in subclauses 6.1(a)  to 6.1(c) and 6.1(e) have been satisfied, deemed satisfied, or waived in accordance with this agreement;

Consequential Loss means indirect Loss which is loss of goodwill, loss of business reputation, loss of future reputation or adverse publicity or damage to credit rating but not:

(a)	Loss which is direct loss of profits, direct loss of revenue, direct loss of production, direct loss of business, direct loss of financial opportunity, or direct loss of goodwill;

(b)	Loss arising naturally and in the usual course of things from the relevant facts or circumstances giving rise to the Breach or Loss which, at the date of this agreement, would have been reasonably foreseeable by the party who committed the Breach; or

(c)	any diminution in the value of the Shares;

Continuing Arrangements means the arrangements and/or agreements specified in the table in Schedule 14;

Control means, with respect to any person other than an individual, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise, and includes the following:

(a)	direct or indirect ownership of more than 50% of the voting rights of such person; or

(b)	the right to appoint the majority of the members of the board of directors of such person (or similar governing body) or to manage the assets of such person a discretionary basis,

and, for the avoidance of doubt, a general partner is deemed to Control a limited partnership of which it is the general partner and, solely for the purposes of this agreement, a fund advised or managed directly or indirectly by a person will also be deemed to be Controlled by such person;

Controller has the meaning given in the Corporations Act;

Corporations Act means the Corporations Act 2001 (Cth);

CRICOS the Commonwealth Register of Institutions and Courses for Overseas Students;

CY21 EBITDA Amount means the projected EBITDA of the Group for the calendar year 2021 as at the Effective Time, subject to the Calculation Concurrence;

CY21 EBITDA Adjustment Amount means:

(a)	nil amount, if the CY21 EBITDA Amount is greater than the CY21 EBITDA Trigger Amount; and

(b)	the amount equal to A$900,000,000 minus (the amount of 12.5 multiplied by the CY21 EBITDA Amount), if the CY21 EBITDA Amount is less than the CY21 EBITDA Trigger Amount,

provided at all times that, unless otherwise agreed, the maximum amount of the CY21 EBITDA Adjustment Amount will be A$150,000,000 and in each case, subject to the Calculation Concurrence;

CY21 EBITDA Trigger Amount means the amount of A$68,000,000;

Data Protection Legislation has the meaning given in paragraph 10 of Schedule 4;

Data Room means the information and the documents in the virtual data room as of 5:00pm (Sydney time) 28 July, 2020 operated by Merrill Corporation entitled “Project: Ocean Blue”, which is or will be encrypted on a USB stick on or about the date of this agreement;

Data Room Document means a particular document in the Data Room as identified by its Data Room reference number;

Disclosed Information has the meaning given in subparagraph 1.1 of Schedule 6;

Disclosure Schedule means Schedule 5 to this agreement;

Dispute has the meaning given in subclause 26.1;

EBITDA means earnings before interest, tax, depreciation and amortisation for the relevant year, calculated in accordance with the same accounting policies, principles, practices, rules, estimation techniques and procedures as were actually used in the preparation of the Management Projected EBITDA, and includes any restructuring charges and any one-time items;

EBITDA Calculation has the meaning given in subclause 4.1;

EBITDA Delivery Date has the meaning given in subclause 4.1;

Effective Time means 11:59pm (Sydney time) on the Completion Date;

Encumbrance means any option, right to acquire, mortgage, charge, pledge, lien, voting agreement, share restriction or other form of security or any agreement to create any of the foregoing, but does not include a Permitted Encumbrance;

Estimated CY21 EBITDA Adjustment Amount means, subject to the Calculation Concurrence, the Seller’s reasonable estimate of the CY21 EBITDA Adjustment Amount, calculated by using the Estimated CY21 EBITDA Amount, and as set out in the Indebtedness and EBITDA Schedule;

Estimated CY21 EBITDA Amount means, subject to the Calculation Concurrence, the Seller’s reasonable estimate of the CY21 EBITDA Amount and as set out in the Indebtedness and EBITDA Schedule;

Estimated Intra-Group Payables means the Seller’s reasonable estimate of Intra-Group Payables at the Effective Time and as set out in the Indebtedness and EBITDA Schedule;

Estimated Intra-Group Receivables means the Seller’s reasonable estimate of Intra-Group Receivables at the Effective Time and as set out in the Indebtedness and EBITDA Schedule;

Estimated Net Debt means the Seller’s reasonable estimate of Net Debt at the Effective Time and as set out in the Indebtedness and EBITDA Schedule. This amount can be a positive or negative number;

Estimated Purchase Price has the meaning given in subclause 3.1 and as set out in the Indebtedness and EBITDA Schedule;

Estimated Working Capital means the Seller’s reasonable estimate of Working Capital at the Effective Time and as set out in the Indebtedness and EBITDA Schedule. This amount can be a positive or negative number;

Estimated Working Capital Adjustment means the amount by which the Estimated Working Capital is greater than the Target Working Capital (in which case it will be added to the Bid Amount for the purposes of subclause 3.1) or by which it is less than the Target Working Capital (in which case it will be deducted from the Bid Amount for the purposes of subclause 3.1) and as set out in the Indebtedness and EBITDA Schedule;

Exchange Rate means the closing mid-rate of exchange for the relevant currency as last published on the website of the Reserve Bank of Australia prior to 5pm (Sydney time) on the Business Day immediately preceding the Applicable Date. For the purposes of this definition, Applicable Date shall mean, save as otherwise provided in this agreement, the date on which a payment or an assessment is to be made, save that, for the purposes of subclauses 3.1 to 3.5, subclauses 4.4 and 4.5, subclauses 8.2 to 8.5, and Schedule 11, the agreed A$:US$ exchange rate shall be A$1=US$0.7141;

Fairly Disclosed means disclosure of information that is sufficient in content and made in a manner and context which would enable a reasonable and sophisticated investor, in the Purchaser’s position and experienced in transactions of the nature of the transaction contemplated in this agreement, to assess the nature, significance and scope (but not necessarily the financial quantum of any Loss relating to) of the fact, matter or circumstance so disclosed;

FATA means the Foreign Acquisition and Takeovers Act 1975 (Cth);

FIRB Approval means either:

(a)	the Purchaser has received a written notice from the Australian Treasurer (or his or her delegate) stating that, or to the effect that, the Commonwealth Government does not object to the Transaction either:

(i)	without conditions;

(ii)	without conditions other than the Standard Tax Conditions; or

(iii)	if the no objection notification is subject to conditions other than the Standard Tax Conditions, those conditions are conditions which the Purchaser, acting reasonably, determines will not have a material adverse effect on the Business (taken as a whole); or

(b)	following notice of the proposed acquisition of the Group having been given by the Purchaser to the Australian Treasurer under the FATA, the Australian Treasurer ceases to be empowered to make any orders under Part 3 of the FATA;

FIRB Notification means the form of notification required under the FATA in relation to the FIRB Approval in the Agreed Form;

General Indemnity means the indemnity in subclause 12.4;

Government Agency means, whether foreign or domestic:

(a)	a government, whether federal, state, territorial or local or a department, office or minister of a government acting in that capacity; or

(b)	a commission, delegate, instrumentality, agency, board, or other government, semi-government, judicial, administrative, monetary or fiscal body, department, tribunal, entity or authority, whether statutory or not, and includes any self-regulatory organisation established under statute or any stock exchange;

Group means the Target Companies and each of the other Group Companies, taken as a whole;

Group Companies means the Target Companies and the Subsidiaries; and Group Company means any of them;

GST has the meaning given to that expression in the GST Law;

GST Act means the A New Tax System (Goods and Services Tax) Act 1999 (Cth);

GST Law has the meaning given to that expression in the GST Act;

IFRS means International Financial Reporting Standards or International Accounting Standards issued or adopted by the International Accounting Standards Board (or a predecessor body) and interpretations issued by the IFRS Interpretations Committee (or a predecessor body), each as and to the extent from time to time adopted by the European Union in accordance with EC Regulation No. 1606/2002;

Indebtedness and EBITDA Schedule has the meaning given in subclause 8.2, a pro forma of which is set out in Schedule 13;

Independent Accountants means such firm of internationally recognised chartered accountants as may be appointed under Schedule 12;

Information Technology has the meaning given in paragraph 9 of Schedule 4;

Insolvency Event means for a body corporate, the happening of one or more of the following events:

(a)	except for the purpose of a solvent reconstruction or amalgamation which has the prior written consent of the other parties:

(i)	process is filed in a court seeking an order that it be wound up or that a Controller be appointed to it or any of its assets, unless the application is withdrawn, struck out or dismissed within seven days of it being filed; or

(ii)	an order is made that it be wound up or that a Controller be appointed to it or any of its assets; or

(iii)	a resolution that it be wound up is passed or proposed;

(b)	a liquidator, provisional liquidator, Controller or any similar official is appointed to, or takes possession or control of, all or any of its assets or undertaking;

(c)	an administrator is appointed to it, a resolution that an administrator be appointed to it is passed or proposed, or any other steps are taken to appoint an administrator to it;

(d)	it enters into, or resolves to enter into, an arrangement, compromise or composition with any of, or any class of, its creditors or members, or an assignment for the benefit of any of, or any class of, its creditors, or process is filed in a court seeking approval of any such arrangement, compromise or composition;

(e)	a reorganisation, moratorium, deed of company arrangement or other administration involving one or more of its creditors is proposed or effected;

(f)	any action is taken by ASIC with a view to its deregistration or its dissolution, or an application is made to ASIC that any such action be taken;

(g)	it is insolvent within the meaning of section 95A of the Corporations Act, as disclosed in its accounts or otherwise, states that it is unable to pay its debts or is presumed to be insolvent under any applicable law;

(h)	as a result of the operation of section 459F(1) of the Corporations Act, it is taken to have failed to comply with a statutory demand;

(i)	it stops or suspends or threatens to stop or suspend the payment of all or a class of its debts or the conduct of all or a substantial part of its business;

(j)	any event or circumstance set out in section 461 of the Corporations Act occurs in relation to it; or

(k)	anything having a substantially similar effect to any of the events specified in subparagraphs (a) to (j) of this definition happens to it under the law of any jurisdiction;

Intellectual Property Rights has the meaning given in paragraph 8 of Schedule 4;

Intercompany Loan Cleanup means the clean-up of intra-group payables and intra-group receivables in accordance with Data Room Document 2.10.26.2 titled “ANZ Debt and Ico Clean Up Proposal” dated July 24 2020 in the Agreed Form;

Intra-Group Payables means any indebtedness (other than Trade Debts) owing, as at the Effective Time, by the Group Companies to members of the Seller’s Group;

Intra-Group Receivables means any indebtedness (other than Trade Debts) owing, as at the Effective Time, by members of the Seller’s Group to the Group Companies;

JobKeeper Scheme means the Australian government's temporary subsidy scheme for businesses significantly affected by coronavirus (COVID-19) whereby eligible employers can receive the JobKeeper payment.

Key Contracts means the contracts listed in Schedule 15;

Key Individual means each of:

(a)	Linda Brown;

(b)	Scott Luckett;

(c)	Alwyn Louw;

(d)	Jerome Casteigt;

(e)	Mark Falvo;

(f)	Julie Craig;

(g)	Kath Curry;

(h)	Paul Brafield; and

(i)	Hugo Contente;

Lease has the meaning given in subparagraph 7.2(d) of Schedule 4;

Leasehold Properties means the properties listed in Schedule 3 and Leasehold Property means any one of them;

LESA means Laureate Education Services Australia Pty Ltd, further details of which are set out in Schedule 2;

Long Stop Date has the meaning given in subclause 6.2;

Losses means losses, costs, damages, liabilities, charges, expenses and penalties;

Management Accounts means the unaudited management accounts relating to the Group Companies, in each case prepared in accordance with U.S. GAAP, for the 12 months ended on December 31, 2019 and for the six months ended on June 30, 2020, a copy of which has been disclosed in the Data Room at document 2.11.2 and 2.11.10;

Management Projected EBITDA means the projected EBITDA of the Group set forth in the base case for the calendar years 2020 - 2022 contained at Data Room Document 2.12.4 titled "Project Ocean Update 2020-22";

Material Adverse Change means any change, event, circumstance or occurrence after the date of this agreement which individually or when aggregated with all such changes, events, circumstances or occurrences after the date of this agreement has resulted or is reasonably likely to result in the CY21 EBITDA Amount being less than A$60,000,000 for any reason (including, for the avoidance of doubt, general economic and market conditions and the impact of the COVID-19 Novel Coronavirus pandemic);

Material Agreement has the meaning given in subparagraph 6.1 of Schedule 4;

MDS means Media Design School, further details of which are set out in Schedule 2;

Net Debt means the aggregate net indebtedness of the Group Companies as at the Effective Time (whether or not then presently payable), including interest accrued thereon, being:

(a)	the aggregate amount of external indebtedness (other than Trade Debts) owing by the Group Companies to any person, including bank debt and the Intra-Group Payables; less

(b)	the aggregate amount of cash in hand or at bank and cash equivalents, marketable securities held by the Group Companies and the Intra-Group Receivables,

and including (or excluding, as the case may be) those items required to be included (or excluded from, as the case may be) the Net Debt in accordance with Schedule 11 and excluding any item or amount to the extent that it is taken into account in calculating Working Capital. This amount can be a positive or negative number;

New Officers means, for each Group Company, any new director, secretary and/or public officer to be appointed in respect of that Group Company on or after Completion;

New Zealand Regulatory Authorities means:

(a)	NZQA; and

(b)	TEC,

and New Zealand Regulatory Authority shall mean either one of them;

New Zealand Regulatory Notifications means, the Seller (or a member of the Seller's Group) having provided a written notification to each of (a) TEC; and (b) NZQA pursuant to the Education (Pastoral Care of International Students) Code of Practice 2016, that, on and from Completion, the Purchaser will Control MDS;

NZQA means the New Zealand Qualifications Authority;

NZQA Approval means a written approval from the NZQA in respect of the Transaction and the Purchaser's proposed acquisition of the Shares;

OIO Approval means the Purchaser obtains a “direction order” under the Overseas Investment Act 2005 in relation to the Transaction, either:

(a)	on an unconditional basis; or

(b)	subject only to conditions which the Purchaser, acting reasonably, determines will not have a material adverse effect on the Business (taken as a whole);

Other Claim means a Claim which is not a Warranty Claim or a Tax Covenant Claim or a claim under the General Indemnity but includes a Special Claim;

Permitted Encumbrance means:

(a)	any mechanics', workmen's or other like lien; and

(b)	any retention of title arrangement,

arising by operation of law or in the ordinary course of business, unless there is a default in payment of money secured by that lien, charge or arrangement;

PPSA means the Personal Property Securities Act 2009 (Cth);

Proprietary Information means all information held in any form or medium whatsoever which is of a confidential nature and not in the public domain, including but not limited to know-how and trade secrets and specifically including all student data, customer solicitation and advertising lists and data bases of the Group Companies and their agents;

Purchase Price means:

(a)	until such time as the Completion Statement is agreed or determined in accordance with Schedule 11, the Estimated Purchase Price; and

(b)	once the Completion Statement has been agreed or determined in accordance with Schedule 11, the Adjusted Purchase Price;

Purchaser Deal Team Member means Karl McDonnell, Daniel Jackson and Lizette Herraiz;

Purchaser's Group means the Purchaser and all its subsidiaries, all companies of which the Purchaser is a subsidiary and all subsidiaries of such companies, but excluding (prior to Completion) and including (after Completion) each Group Company; and member of the Purchaser’s Group shall be construed accordingly;

Regulatory Authorities means the Australian Regulatory Authorities and the New Zealand Regulatory Authorities; and Regulatory Authority shall mean any one of them;

Related Body Corporate has the meaning given to that term in the Corporations Act;

Related Party Arrangements means any agreements (whether on written or unwritten terms) between a Group Company and any member of the Seller’s Group; and Related Party Arrangement shall mean any one of them;

Rental Assets means assets (other than the Leasehold Properties) that are the subject of the Rental Contracts;

Rental Contracts means all lease, rental, hire purchase, credit sale or similar agreements relating any assets used in conducting the Business to which any Group Company is a party;

Replacement Director means, in respect of a Group Company included in the table in Schedule 9, each person: (a) specified in the table in Schedule 9 as being a person to be appointed as a director of that Group Company at Completion; or (b) (other than in relation to Blue Mountains International Hotel Management Consulting Shanghai, Co., Ltd.) otherwise notified to the Seller in writing by the Purchaser no later than five Business Days prior to the Completion Date;

Resigning Director means, in respect of a Group Company included in the table in Schedule 9, each person specified in the table in Schedule 9 as being a director of that Group Company that will resign at Completion;

Sanctioned Person means a person, vessel or entity that is (i) listed or referred to on, or owned or controlled by a person or entity listed or referred to on, or acting on behalf of a person or entity listed or referred to on, any Sanctions List; (ii) resident or operating in, incorporated under the laws of, or acting on behalf of a person or entity located in or organised under the laws of, any country or territory that is the target of and/or subject to any comprehensive country- or territory-wide Sanctions (including, as at the date of this agreement, Crimea, Cuba, Iran, North Korea and Syria); or (iii) owned or controlled by any of the persons listed in subparagraph (ii) above; or (iv) otherwise a target of Sanctions;

Sanctions means the economic, trade and financial sanctions laws, trade embargoes, export controls, import controls, regulations, rules and/or restrictive measures administered, enacted or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the United States Department of State, any other U.S. government entity, the United Nations Security Council, any United Nations Security Council Sanctions Committee, the European Union, any Member State of the European Union, the United Kingdom, the jurisdiction of the Purchaser’s incorporation and/or any other government, public, legislative or regulatory authority or body (including but not limited to HM Treasury);

Sanctions List means the "Specially Designated Nationals and Blocked Persons" list maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the Consolidated List of Persons and Entities subject to Sanctions maintained by the European Commission or any similar list maintained by, or public announcement of Sanctions designation made by, the United States Department of State or any other U.S. government entity, the United Nations Security Council, any United Nations Security Council Sanctions Committee, the European Union, any Member State of the European Union, the United Kingdom, the jurisdiction of the Purchaser’s incorporation and/or any other government, public, legislative or regulatory authority or body (including but not limited to HM Treasury);

Securities means shares, debentures, stocks, bonds, notes, convertible loans, interests in a managed investment scheme, units, warrants, options or derivative instruments, in any Group Company and any other securities which are convertible into shares or units in any Group Company;

Seller Parent Guaranty means a guarantee by the Seller’s Guarantor of the Special Claims;

Seller’s Group means the Seller's Guarantor and the subsidiaries of the Seller's Guarantor, but excluding the Group Companies; and member of the Seller’s Group shall be construed accordingly;

Seller’s Lawyers means Allen & Overy LLP and Allens;

Seller’s Warranties has the meaning given in subclause 12.1;

Senior Employees has the meaning given in subparagraph 11.1(a)(a)(i) of Schedule 4;

Shares means the issued ordinary shares in the capital of each Target Company as at the date of this agreement, and in addition, any ordinary shares issued in the capital of each Target Company between the date of this agreement and Completion pursuant to the Intercompany Loan Cleanup, together comprising all of the issued share capital in each Target Company at Completion;

Special Claim means a Special Employment Claim and a Special Tax Claim;

Special Employment Claim means a claim under subclause 12.5(b);

Special Tax Claim means a claim under subclause 12.5(a);

Standard Tax Conditions means the standard and possible additional tax conditions which are in the form or substantially in the form of those published at the time of the no objections notification as Attachment B and Attachment C at https://firb.gov.au/resources/guidance/tax-conditions-gn47/;

Subsequent Adverse Regulatory Event means either ASQA, TEQSA or NZQA has notified the Purchaser or the Seller in writing after the Completion Satisfaction Date that it has made a binding determination, or indicated that there will be a binding revocation, suspension or change (including imposing any new terms, conditions or requirements) to the Authorisations of a Group Company given by that Regulatory Authority, which will have a material adverse effect on the Business (taken as a whole);

Subsidiaries means all the companies mentioned in Schedule 2; and Subsidiary means any of them;

Surviving Clauses means clauses 1 and 16 to 27 (except for clause 20; and Surviving Clause means any one of them;

Target Companies means the companies set out in Schedule 1, and Target Company means any one of them;

Target Working Capital means the amount of negative A$50,600,000;

Tax, Taxes or Taxation means:

(a)	any tax or duty, or any levy, impost, charge or withholding of any country or jurisdiction having the character of taxation, wherever chargeable or imposed by any national, state, federal, cantonal, municipal or local government or any other governmental or regulatory authority, body or instrumentality including, but not limited to, tax on gross or net income, profits or gains, taxes on receipts, sales, use, occupation, franchise, transfer, value added and personal property and social security taxes; and

(b)	any penalty, fine, surcharge, interest, charges or additions to taxation payable in relation to any taxation within paragraph (a);

Tax Covenant Claim means a claim under Schedule 7 but, for the avoidance of doubt, does not include a Special Tax Claim;

Tax Warranties means the Seller’s Warranties contained in paragraph 12 of Schedule 4;

Taxation Authority means any taxing or other authority competent to impose, administer or collect any Taxation;

TEC means the New Zealand Tertiary Education Commission;

TEQSA means the Tertiary Education Quality Standards Agency;

Third Party Interest means any:

(a)	Encumbrance;

(b)	lease, licence, option, voting arrangement, notation, restriction;

(c)	interest under any agreement, equity or trust;

(d)	easement, restrictive covenant, caveat or similar restriction over property; or

(e)	other right, entitlement or interest of any nature held by a third party;

Title and Capacity Warranties means the Seller’s Warranties contained in paragraphs 2 and 3.1 to 3.5 (inclusive) of Schedule 4;

Trade Debts means amounts owing by way of trade credit in the ordinary course of trading as a result of goods or services supplied by a Group Company to a member of the Seller’s Group or vice versa and which are specifically identified on a schedule in Agreed Form prior to Completion;

Transaction has the meaning given in Recital (B);

Transaction Documents means this agreement and the TSA;

TSA means the transitional services agreement between the Seller's Guarantor and the Purchaser, which is substantially in the form as set out in Schedule 18, to be entered into at Completion in respect of the provision of certain services by the Seller's Group to the Group Companies on and from Completion;

US GAAP means the generally accepted accounting principles in the United States of America, including standards and interpretation issued or adopted by the Financial Accounting Standards Board;

VAT means value added tax as provided for in Council Directive 2006/112/EC (or as implemented by a Member State), in the case of Australia, goods and services tax that is the subject of A New Tax System (Goods and Services Tax) Act 1999 (Cth), in the case of New Zealand goods and services tax that is the subject of the Goods and Services Tax Act 1985, and any other tax of a similar nature (including sales tax or a tax instead of or in addition to value added tax), whether imposed in a Member State, in Australia or elsewhere. For the purposes of this definition Member State has the meaning given in Council Directive 2006/112/EC;

VDD Reports means:

(a)	the financial vendor due diligence report titled Project Ocean produced by Ernst & Young dated 20 December 2019 and updated 21 February 2020;

(b)	the financial vendor due diligence report volume 2 titled Project Ocean produced by Ernst & Young dated 31 January 2020;

(c)	the financial vendor due diligence report volume 3 titled Project Ocean produced by Ernst & Young dated 21 February 2020;

(d)	the tax vendor due diligence report titled Project Ocean produced by Ernst & Young dated 13 December 2019; and

(e)	the legal vendor due diligence report titled Project Ocean produced by Allens and DLA Piper New Zealand dated 17 January 2020;

Warranty Claim means a claim for Breach;

Working Capital means the aggregate working capital of the Group Companies as at the Effective Time, being:

(a)	accounts receivable including amounts due from trade debtors, other accounts receivable and Trade Debts receivable; plus

(b)	Restricted Cash (as that term is defined in subclause 2.3 of Schedule 11);

(c)	other assets, other receivables, security deposits, prepaid expenses, deferred commissions and other current assets (including deposits for higher education licences); less

(d)	trade accounts payable (including Trade Debts payable); less

(e)	deferred revenue and student deposits; less

(f)	the net GST position, fringe benefits tax, payroll tax, PAYG withholding balances and other Tax liabilities of any Group Company, however, any income tax payable or receivable and non-resident withholding tax payable shall be excluded from the calculation of the Working Capital and included in the calculation of the Net Debt; less

(g)	other liabilities, including deferred opening fees and other deferred income, accrued expenses, accrued compensation, payroll withholding payable and other current liabilities,

and including (or excluding, as the case may be) those items required to be included in (or excluded from, as the case may be) the Working Capital in accordance with Schedule 11 and excluding any item or amount to the extent that it is taken into account in calculating Net Debt. For clarity, Working Capital shall exclude, without limitation, operating and capital lease liabilities, intercompany balances, vendor transaction fees and expenses, transaction bonus obligations, asset retirement obligations, current accrued long service leave, cash held in China, accrued interest, and deferred Taxes. This amount can be a positive or negative number;

W&I Insurance Policy means the warranty and indemnity insurance policy which may, at the Purchaser’s sole discretion, be entered into between the Purchaser and the W&I Insurer in relation to this agreement prior to the Completion Date;

W&I Insurance Policy Premium means the actual premium and any other amounts required to be paid by the Purchaser under or in connection with the W&I Insurance Policy; and

W&I Insurer means AIG Australia Limited (ABN 93 004 727 753) and Liberty Global Transaction Solutions, a trading name of Liberty Mutual Insurance Company, Australia Branch (ABN 61 086 083 605) incorporated in Massachusetts, USA (the liability of members is limited).

1.2	In this agreement, unless the contrary intention appears, a reference to a clause, subclause or Schedule is a reference to a clause, subclause or schedule of or to this agreement. The Schedules form part of this agreement.

1.3	The headings in this agreement do not affect its interpretation.

1.4	In this agreement any reference, express or implied, to an enactment (which includes any legislation in any jurisdiction) includes:

(a)	that enactment as amended, extended or applied by or under any other enactment (before or after signature of this agreement);

(b)	any enactment which that enactment re-enacts (with or without modification); and

(c)	any subordinate legislation made (before or after signature of this agreement) under that enactment, including (where applicable) that enactment as amended, extended or applied as described in subparagraph (a), or under any enactment which it re-enacts as described in subparagraph (b), except to the extent that any legislation or subordinate legislation made or enacted after the date of this agreement would create or increase the liability of the Seller under this agreement.

1.5	Except as otherwise expressly provided in this agreement, any provision of this agreement which requires a party to use reasonable endeavours or all reasonable endeavours, or to take all steps reasonably necessary, to procure that something is performed or occurs, does not impose any obligation to:

(a)	commence any legal action or proceeding against any person;

(b)	procure absolutely that that thing is done or happens;

(c)	incur a material expense, except where that provision expressly specifies otherwise; or

(d)	accept any undertakings or conditions required by any third party if those undertakings or conditions, in the reasonable opinion of the party required to give such undertakings or satisfy such conditions, are materially adverse to its commercial interests or fundamentally or materially alter the basis on which it originally agreed to the transaction the subject of this agreement.

1.6	In this agreement:

(a)	words denoting persons include bodies corporate and unincorporated associations of persons;

(b)	references to an individual or a natural person include his estate and personal representatives;

(c)	subject to clause 21, references to a party to this agreement include the successors or assigns (immediate or otherwise) of that party;

(d)	a reference to any instrument or document (including this agreement) includes any variation or replacement of it;

(e)	the words including and include shall mean including without limitation and include without limitation, respectively;

(f)	the phrases to the extent and to the extent that are used to indicate an element of degree and are not synonymous with the word “if”;

(g)	any reference importing a gender includes the other genders;

(h)	any reference to A$ or AUD is to Australian currency;

(i)	any reference to NZ$ or NZD is to New Zealand currency;

(j)	any reference to US$ or USD is to United States dollars;

(k)	any reference to shares or share capital includes, when used in respect of a Group Company established or registered in China, interests in its registered capital; and

(l)	any reference to a document (including to this agreement) is to that document as amended, varied or novated from time to time otherwise than in breach of this agreement or that document.

1.7	For the purposes of this agreement, a company is a subsidiary of another company, its holding company, if that other company:

(a)	holds a majority of the voting rights in it; or

(b)	has the right, either alone or pursuant to an agreement with other shareholders or members, to appoint or remove a majority of its management board or its supervisory board (if any); or

(c)	is a shareholder or member of it and controls alone or together with other persons, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it,

or if it is a subsidiary of a company which is itself, directly or indirectly, a subsidiary of that other company.

1.8	For the purposes of this agreement, a company is a wholly-owned subsidiary of another company if it has no members except that other and that other's wholly-owned subsidiaries or persons acting on behalf of that other or its wholly-owned subsidiaries.

1.9	Unless otherwise specifically envisaged in this agreement, if any amount denominated in any currency is subject to conversion for the purposes of this agreement (either for payment or for calculation) into another currency, such conversion shall be carried out at the Exchange Rate.

1.10	General words used in this agreement shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

1.11	The parties have participated jointly in the negotiation and drafting of this agreement. In the event that an ambiguity or question of intent or interpretation arises, this agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favouring or disfavouring any party by virtue of the authorship of any provisions of this agreement.

2.	Sale and Purchase of the Shares

2.1	The Seller is the owner of all of the Shares. Subject to the Conditions being satisfied or waived in accordance with this agreement, on Completion the Seller shall sell and the Purchaser shall purchase all of the Shares.

2.2	Neither the Seller nor the Purchaser shall be obliged to complete the sale and purchase of any of the Shares unless the sale and purchase of all of the Shares is completed simultaneously in accordance with this agreement.

3.	Purchase Price and Adjustments for Cy21 EBITDA Amount, Net Debt and Target Working Capital

3.1	The purchase price for the Shares shall be the aggregate of:

(a)	USD$642,690,000 (the Bid Amount);

(b)	less the Estimated Net Debt (if positive) or plus the Estimated Net Debt (if negative, i.e. the Group Companies, as a whole, are in a net cash position);

(c)	plus (if positive) or minus (if negative) the Estimated Working Capital Adjustment;

(d)	less the Estimated CY21 EBITDA Adjustment Amount,

(the Estimated Purchase Price), subject to adjustment as provided in this clause 3. The Estimated Purchase Price shall be allocated between the Target Companies as agreed between the parties, each acting reasonably.

3.2	The Estimated Purchase Price shall be payable by the Purchaser to the Seller at Completion in accordance with subclause 8.5(a)(i), provided that if following the steps in subclauses 4.1(a) and 4.1(b):

(a)	the Purchaser disagrees with the Seller's calculation of the Estimated CY21 EBITDA Adjustment Amount; and

(b)	the Seller's calculation and the Purchaser's calculation of the Estimated CY21 EBITDA Adjustment Amount are each amounts of A$60,000,000 or more but less than A$68,000,000,

then the Estimated CY21 EBITDA Adjustment Amount will be the mid-point of the differing calculations of the parties and Completion shall occur on the basis of such mid-point calculation, with post-Completion resolution of such calculation difference. The amount which is the difference between the Seller's calculation and the Purchaser's calculation of the Estimated CY21 EBITDA Adjustment Amount multiplied by the amount of 12.5 shall be the “Escrow Amount” and each party shall deposit one half of such Escrow Amount with a mutually agreed independent third party financial institution acting as escrow agent (“Escrow Agent”) to be held in escrow by such Escrow Agent pending resolution by the parties of such calculation Dispute in accordance with clause 26, with such Escrow Amount to be released and dealt with between the parties on the basis of the adjustment in either subclause 3.3(e) or 3.3(f). For the avoidance of doubt, the remaining balance (if any) of the Escrow Amount that is not required to be released to a party in accordance with the provision above must be released to the party that deposited that amount.

3.3	The amount of the Estimated Purchase Price shall be adjusted upon the Completion Statement being agreed or determined in accordance with Schedule 11 as follows (the Estimated Purchase Price, as so adjusted, being the Adjusted Purchase Price):

(a)	if the Actual Net Debt exceeds the Estimated Net Debt, it shall be reduced by the amount by which the Actual Net Debt exceeds the Estimated Net Debt;

(b)	if the Actual Net Debt is less than the Estimated Net Debt, it shall be increased by the amount by which the Actual Net Debt is less than the Estimated Net Debt;

(c)	if the Actual Working Capital is less than the Estimated Working Capital, it shall be reduced by the amount by which the Actual Working Capital is less than the Estimated Working Capital;

(d)	if the Actual Working Capital exceeds the Estimated Working Capital, it shall be increased by the amount by which the Actual Working Capital exceeds the Estimated Working Capital;

(e)	if the Actual CY21 EBITDA Adjustment Amount exceeds the Estimated CY21 EBITDA Adjustment Amount, it shall be reduced by the amount by which the Actual CY21 EBITDA Adjustment Amount exceeds the Estimated CY21 EBITDA Adjustment Amount (the "EBITDA Difference"), provided at all times that, unless otherwise agreed, the maximum of the EBITDA Difference will be A$150,000,000; and

(f)	if the Actual CY21 EBITDA Adjustment Amount is less than the Estimated CY21 EBITDA Adjustment Amount, it shall be increased by the amount by which the Actual CY21 EBITDA Adjustment Amount is less than the Estimated CY21 EBITDA Adjustment Amount.

3.4	If:

(a)	the Adjusted Purchase Price exceeds the Estimated Purchase Price, the Purchaser shall make a payment to the Seller of a sum equal to that excess; or

(b)	the Estimated Purchase Price exceeds the Adjusted Purchase Price, the Seller shall make a payment to the Purchaser of a sum equal to that excess.

3.5	Any such payment shall be made within five Business Days following the day on which the Completion Statement is agreed or determined in accordance with Schedule 11 and in accordance with the allocation contemplated in clause 3.1.

4.	Calculation concurrence

4.1	In connection with the Estimated CY21 EBITDA Amount (in this clause 4.2, the EBITDA Calculation):

(a)	at least five Business Days prior to the date on which the EBITDA Calculation is required to be delivered to the Purchaser in relation to the Estimated CY21 EBITDA Amount in the Indebtedness and EBITDA Schedule in accordance with clause 8.2 (EBITDA Delivery Date), the Seller, acting reasonably, must provide the Purchaser with the EBITDA Calculation and all associated working papers in sufficient detail for the Purchaser to reasonably assess the accuracy of the calculation (together, the EBITDA Material);

(b)	by no later than four Business Day after the EBITDA Delivery Date, the Purchaser must notify the Seller if it agrees or disagrees with the EBITDA Calculation or if it believes, acting reasonably, the EBITDA Calculation was not calculated consistently with subclause 2.15 of Schedule 11 or the EBITDA Material was not sufficient;

(c)	if the Purchaser has not notified the Seller by no later than four Business Days after the EBITDA Delivery Date as to whether it agrees or disagrees with the EBITDA Calculation or if it believes, acting reasonably, the EBITDA Calculation was not calculated consistently with subclause 2.15 of Schedule 11 or the EBITDA Material was not sufficient, then the Purchaser will be deemed to have accepted the EBITDA Calculation provided by the Seller on the EBITDA Delivery Date; and

(d)	if on the EBITDA Delivery Date the Purchaser and the Seller, each acting reasonably, have not agreed on the EBITDA Calculation, the Chief Executive Officer of each party's parent company must, as soon as reasonably practicable, meet and use their best efforts to agree on the EBITDA Calculation.

4.2	The parties acknowledge and agree that clauses 4.1, 4.3 and 4.4 shall apply, mutatis mutandis, to any EBITDA-related calculation for the purposes of this agreement, save that the EBITDA Material for the purposes of paragraph 1 of Schedule 11 shall be delivered as part of the draft Completion Statement.

4.3	Subject to clause 4.4, if the parties, acting reasonably, cannot agree on the EBITDA Calculation after following the process set out in subclause 4.1 above, such EBITDA Calculation will be a Dispute for the purposes of this Agreement and clause 26 shall apply.

4.4	Notwithstanding clause 4.2, if the parties disagreement on the EBITDA Calculation is in connection with the Seller's calculation or the Purchaser's calculation of the Estimated CY21 EBITDA Adjustment Amount, where each amount is A$60,000,000 or more, then Completion shall proceed in accordance with the terms of this agreement, including the depositing of the Escrow Amount (if required) in accordance with clause 3.2, and the Dispute determined post-Completion unless otherwise resolved between the parties.

4.5	Notwithstanding any other provision of this agreement, if in accordance with the Calculation Concurrence in this clause 4:

(a)	either party, acting reasonably, believes CY21 EBITDA Amount is less than A$60,000,000; and

(b)	the other party, acting reasonably, does not agree,

Completion shall not take place unless and until:

(c)	the parties have agreed in writing that the CY21 EBITDA Amount is not less than A$60,000,000; or

(d)	the final outcome of the dispute resolution process in clause 26 determines that the CY21 EBITDA Amount is not less than A$60,000,000,

and, if applicable, the parties will use their best endeavours to effect Completion as soon as reasonably practicable after such agreement or outcome.

5.	Australian Tax Withholding from Purchase Price

The Seller warrants and declares for the purposes of section 14-225 of Schedule 1 of the Taxation Administration Act 1953 (Cth) that, as at the date of this agreement and at Completion, the Shares are not indirect Australian real property interests as defined in section 855-25 of the Income Tax Assessment Act 1997 (Cth). This warranty and declaration is made as at the date of this agreement and as at the time immediately before Completion.

6.	Conditions Precedent

6.1	The Transaction is conditional on the satisfaction or waiver in accordance with this agreement of the following conditions (the Conditions):

(a)	the FIRB Approval;

(b)	the OIO Approval;

(c)	the NZQA Approval;

(d)	there having been no Adverse Regulatory Event prior to the satisfaction or waiver in accordance with this agreement of the Conditions in subclauses 6.1(a) to 6.1(c) and 6.1(e) and there having been no Subsequent Adverse Regulatory Event in the period commencing on the Condition Satisfaction Date and ending at 5:00pm (Sydney time) the day immediately before Completion;

(e)	the Purchaser obtains consents or approvals from relevant third parties to the transaction contemplated by this agreement in accordance with the terms of each Lease, either on an unconditional basis, or subject only to conditions acceptable to the Purchaser acting reasonably; and

(f)	there having been no Material Adverse Change in the period commencing on the date of this agreement and ending at 5:00pm (Sydney time) the day immediately before Completion.

6.2	Each of the Seller and the Purchaser must use its best endeavours to procure that the Conditions in clause 6.1 are satisfied as soon as possible and (in any event) before the date which is nine months after the date of this agreement (the Long Stop Date), including in each case by offering, accepting and agreeing to (or in the case of the Conditions in subclauses 6.1(a) to 6.1(c) and 6.1(d) procuring that the relevant Group Company offers, accepts and/or agrees to) any reasonable and customary conditions, obligations, undertakings, assurances and/or guarantees required by a Regulatory Authority to satisfy a Condition. If any Condition has not been satisfied or waived in accordance with this agreement on or before the date that is 5 Business Days before the Long Stop Date, and the reason for such Condition not being satisfied by the Long Stop Date is due to the relevant Regulatory Authority or the Australian Treasurer not having completed its review in relation to the relevant consent or approval sought, or a third party consent or approval under subclause 6.1(e) has not been obtained, in case other than as a result of the Purchaser breaching its obligations under subclauses 6.3 or 7.4, the Long Stop Date will be automatically extended by 30 Business Days and that will be the new Long Stop Date.

6.3	Without prejudice to subclause 6.2:

(a)	the Purchaser must lodge the FIRB Notification within five Business Days following the date of this agreement;

(b)	the Purchaser must lodge the application for the OIO Approval within five Business Days following the date of this agreement;

(c)	the Seller and the Purchaser shall together agree and determine the strategy for obtaining the NZQA Approval;

(d)	the Seller and the Purchaser shall co-operate to ensure that a member of the Seller’s Group or the relevant Group Company, as applicable, submits complete and accurate filings to the NZQA in respect of the NZQA Approval, in each case within five Business Days following the date of this agreement;

(e)	the Seller and the Purchaser shall use their respective best endeavours to avoid any filings, submissions or applications being declared incomplete by any Regulatory Authority and to avoid the suspension of any review periods of any of the Regulatory Authorities;

(f)	neither the Seller nor the Purchaser shall withdraw a filing, submission or application or substantially complete draft filings, submissions or applications made to any Regulatory Authority without the prior approval of the other;

(g)	the Seller and the Purchaser shall promptly notify each other of any communication (whether written or oral) from a Regulatory Authority or any other third party (other than advisors) whose involvement is necessary to satisfy a Condition;

(h)	the Seller and the Purchaser shall give the other reasonable notice of all meetings and telephone calls with a Regulatory Authority, the Australian Treasurer and/or the Commonwealth Government in relation to the Transaction, the NZQA Approval, the Australian Regulatory Notifications, the FIRB Approval and/or the OIO Approval and give each other a reasonable opportunity to participate in them and, if either the Seller or the Purchaser does not so participate and requests to be provided with a written summary of any material information arising out of or any material communication made in connection with such meeting or telephone call, the party that was present shall provide the same to it as soon as reasonably possible thereafter;

(i)	the Seller and the Purchaser shall provide each other with drafts of all written communications intended to be sent to a Regulatory Authority, the Australian Treasurer and/or the Commonwealth Government in relation to the Transaction, the NZQA Approval, the Australian Regulatory Notifications, the FIRB Approval and/or the OIO Approval, give each other a reasonable opportunity to comment on them and incorporate all reasonable comments, not send such communications without the prior approval of each other (such approval not to be unreasonably withheld or delayed) and provide each other with final copies of all such communications;

(j)	without prejudice to the above, the Seller and the Purchaser shall keep each other reasonably informed as to progress towards satisfaction of each Condition;

(k)	the Purchaser:

(i)	shall offer, accept and agree to, and shall procure that each member of the Purchaser's Group shall offer, accept and agree to; and

(ii)	acknowledges and agrees that a member of the Seller’s Group or relevant Group Company, as applicable, shall offer, accept and agree to,

any customary and reasonable conditions, obligations, undertakings and/or modifications and take all such other customary and reasonable steps which are necessary to obtain, as applicable, the NZQA Approval, the FIRB Approval or the OIO Approval, ; and

(l)	the Purchaser shall not do any act or thing, and shall procure that no other member of the Purchaser’s Group does any act or thing, except in accordance with the terms of this agreement, that impedes or delayed the satisfaction of the Conditions by no later than the Long Stop Date.

6.4	The Seller and the Purchaser may waive the Condition imposed in subclause 6.1(c), either in whole or in part, by agreement in writing. The Conditions imposed in subclauses 6.1(d) and 6.1(e) are for the benefit of the Purchaser and the Purchaser may in its absolute discretion waive all or any of these Conditions by notice to the Seller on or before Completion. The Condition imposed in subclause 6.1(f) is for the benefit of both the Seller and the Purchaser and either the Seller or the Purchaser may in its absolute discretion waive the Condition by notice to the other party on or before Completion. None of the Conditions may otherwise be waived by either party.

6.5	The parties shall give notice to each other of the satisfaction of a Condition as soon as reasonably practicable and, in any event, within two Business Days of becoming aware of the same. The Purchaser shall disclose, by notice to the Seller, anything that will or may prevent a Condition from being satisfied by the Long Stop Date or may materially delay a Condition from being satisfied, immediately upon it coming to the Purchaser’s attention, including any statement from NQZA or the Australian Treasurer that it intends to withhold its approval of, or raise an objection to, or impose a condition on or following, the acquisition of the Shares by the Purchaser.

6.6	If the Conditions are not satisfied or waived in accordance with this agreement on or before 5 pm (Sydney time) on the Long Stop Date or become incapable of satisfaction before the Long Stop Date either the Seller or the Purchaser may, subject to subclause 6.7, serve notice on the other terminating this agreement and in that event:

(a)	except for this subclause and the Surviving Clauses, all the provisions of this agreement shall lapse and cease to have effect; but

(b)	neither the lapsing of those provisions nor their ceasing to have effect shall affect any accrued rights or liabilities of any party in respect of damages for non-performance of any obligation under this agreement falling due for performance prior to such lapse and cessation.

6.7	The Purchaser may not terminate this agreement under subclause 6.6 if any Condition has not been satisfied, or is incapable of being satisfied, or there is an occurrence that will prevent such Condition being satisfied by the time specified in subclause 6.6, as a result of:

(a)	the Purchaser not complying with this clause 6; or

(b)	an act or omission by the Purchaser or any member of the Purchaser’s Group which, except in accordance with the terms of this agreement, either alone or together with other circumstances, prevents the relevant Condition being satisfied or being capable of being satisfied.

7.	Pre-Completion

Pre-Completion notifications

7.1	Subject to subclause 7.3, prior to Completion, the Seller shall (or shall procure that a member of the Seller’s Group or the relevant Group Company, as applicable, shall), promptly following execution of this agreement, make (and does not withdraw):

(a)	each of the Australian Regulatory Notifications to the relevant Australian Regulatory Authority; and

(b)	each of the New Zealand Regulatory Notifications to the relevant New Zealand Regulatory Authority.

7.2	The Seller and the Purchaser:

(a)	must together agree and determine the strategy for making each of the Australian Regulatory Notifications and the New Zealand Regulatory Notifications;

(b)	must promptly notify each other of any communication (whether written or oral) from a Regulatory Authority or any other third party, in each case relating to the Australian Regulatory Notifications or the New Zealand Regulatory Notifications; and

(c)	must promptly supply all necessary and appropriate information for the purposes of enabling the Seller or the relevant member of the Seller’s Group or Group Company (as applicable) to make the Australian Regulatory Notifications and the New Zealand Regulatory Notifications.

7.3	To the extent that any notification under subclause 7.1 is not accepted or otherwise deemed to be ineffective by the relevant Regulatory Authority, a party may request, and the other party must promptly provide, any additional information for the purposes of allowing the Seller or the relevant member of the Seller’s Group or Group Company (as applicable) to rectify or otherwise resubmit the relevant notification.

7.4	Pending Completion:

(a)	in relation to any Lease or Key Contract that contains a change of control (or equivalent) provision that would entitle the relevant landlord or counterparty to terminate the Lease or Key Contract upon Completion or would otherwise cause a Group Company to be in material breach of the Lease or Key Contract on Completion, in each case unless the written consent of the relevant landlord or counterparty is obtained (a CoC Consent), the Seller shall use commercially reasonable endeavours, at the Purchaser’s sole cost and upon the Purchaser’s written request, to cooperate and to perform and cause the applicable Group Companies to cooperate and perform all actions reasonably required from a commercial standpoint by the Purchaser to:

(i)	notify the relevant landlord or counterparty of the Transaction; and

(ii)	obtain the requisite CoC Consent in accordance with the terms of the Lease or Key Contract,

provided that nothing in this subclause shall require such cooperation or performance of actions to the extent it will:

(iii)	materially and unreasonably interfere with the business or operations of any Group Company;

(iv)	require any Group Company to take any action that is prohibited by or will violate any such Group Company’s constitutional documents or any laws;

(v)	require any Group Company to pay any fee to the counterparty or provide any indemnity in relation to the CoC Consent, except if the Purchaser agrees to such arrangements (including payment) on the basis that they apply on and from Completion;

(vi)	require any Group Company to commence litigation against a counterparty for the purpose of obtaining the CoC Consent; or

(vii)	which is otherwise commercially onerous or detrimental to the Seller; and

(b)	the Seller undertakes and agrees to cooperate and work together with the Purchaser in good faith, in relation to the continuity of the contractual arrangements with each of Blackboard, Inc. or a Blackboard, Inc. local entity (Blackboard) and Ellucian Company LP or a Ellucian Company LP local entity (Ellucian), and if required by the Purchasers, use all reasonable endeavours to assist with procuring Information Technology contracts between each of Blackboard and Ellucian and a relevant Group Company.

Pre-Completion covenants

7.5	From the date of this agreement and pending Completion, the Seller shall, to the extent that it is reasonable and legally able, procure that, subject to subclause 7.9 below:

(a)	each Group Company shall:

(i)	carry on business in the ordinary course, it being acknowledged by the Purchaser that the general economic and market conditions and business operating environment has been, and may further be impacted by, the COVID-19 Novel Coronavirus pandemic; and

(ii)	not exercise any termination rights and comply with the terms of all Leases, Authorisations and Key Contracts; and

(b)	no Group Company shall:

(i)	incur any capital expenditure exceeding AUD 4,000,000, with the exception of expenditure in the ordinary and usual course of its business or within the budget of the then current financial year which has been provided to the Purchaser; or

(ii)	dispose of, or create any Encumbrance over, any material part of its Assets, provided that security deposit amounts can be released and replaced with bank guarantees or letters of credit; or

(iii)	acquire or dispose of any share, shares or other interest in any company or partnership; or

(iv)	borrow any money, except: (A) borrowings and re-borrowings from its bankers under existing facilities; or (B) borrowings from members of the Seller’s Group or another Group Company, provided that any loan from the Seller's Group is repaid in full on or prior to Completion; or

(v)	make any loans exceeding, in aggregate, AUD 8,000,000, except loans to members of the Seller’s Group or another Group Company, provided that any loan to the Seller's Group is repaid in full on or prior to Completion; or

(vi)	declare, make or pay any dividend or other distribution, except cash dividends or dividends or distributions to the extent cash is held in China or is required to use available New Zealand imputation credits; or

(vii)	terminate (except for cause) the employment of, or make any material change in the terms and conditions of employment of, any Senior Employee or engage any new permanent employee with total annual remuneration in excess of AUD 120,000 except in accordance with current personnel practices or in the ordinary course of business; or

(viii)	make or agree to any new collective or enterprise bargaining agreement; or

(ix)	create, issue, purchase or redeem any shares; or

(x)	make any change to its constitutional documents; or

(xi)	permit any of its material insurance to lapse; or

(xii)	change in any material respect its accounting procedures, principles or practices; or

(xiii)	enter into any licences or agreements in relation to the Intellectual Property Rights; or

(xiv)	vary or terminate, or exercise an option to extend, any Lease except with the Purchaser’s consent, which shall not be unreasonably withheld or delayed; or

(xv)	vary or terminate any Material Agreement or, unless undertaken in the ordinary and usual course of business, change a course or education service delivered by a Group Company; or

(xvi)	undertake any action which would require notification to, or trigger an audit or review by, a Regulatory Authority unless required to do so by a Regulatory Authority or in accordance with any Authorisation; or

(xvii)	agree, conditionally or otherwise, to do any of the foregoing.

7.6	The Seller shall use its best efforts to assist the Purchaser before Completion to prepare all Audited Statements of the Group Companies for the past 3 fiscal years (2017, 2018 & 2019 or 2020, if applicable). Seller shall use best efforts to assist the Purchaser to prepare unaudited statements in accordance with US GAAP by Completion for the stub period ending on the Month end Completion Date. All such statements shall be prepared and provided at the Purchaser's expense.

7.7	The Seller shall use its best efforts to procure that each Key Individual (other than Linda Brown and Scott Luckett) agrees to and duly executes an employment agreement in Agreed Form.

7.8	The Seller shall use its best efforts to procure Blue Mountains Suzhou Branch to apply for removal from the List of Enterprises with Abnormal Operations maintained by the State Administration of Industry and Commerce by filing its annual report with the local company registration authority.

Exceptions

7.9	The Seller may do and/or procure that a Group Company does any of the matters in the preceding subclause with the prior consent of the Purchaser (not to be unreasonably withheld, conditioned or delayed), including a deemed consent pursuant to subclause 7.10, or without such consent:

(a)	if reasonably undertaken in an emergency or disaster situation; or

(b)	to comply with any legal or regulatory requirements; or

(c)	if required to give effect to, or permitted or contemplated by, the terms of any of the Transaction Documents; or

(d)	if undertaken to give effect to the Intercompany Loan Cleanup; or

(e)	if required to be done or not done to comply with any transaction, commitment or arrangement existing as at or before the date of this agreement; or

(f)	if Fairly Disclosed in the Data Room; or

(g)	if requested by the Purchaser in writing.

7.10	A request for the Purchaser's consent under subclause 7.5 (as referred to in subclause 7.9) may be sent by e-mail to the Purchaser at:

Name:            Daniel Jackson and Lizette Herraiz

E-mail:

The Purchaser must, within three Business Days of receiving a request for written consent under subclause 7.5, either give such consent or inform the Seller that its request has been refused (giving reasonable details of the grounds for refusal). Such consent or refusal of consent may be given by e-mail. If the Purchaser's consent or refusal to consent is not received by the Seller within the period specified above the Purchaser shall be deemed to have consented to the taking of the relevant action.

Access Rights

7.11	Pending Completion, the Seller shall, and shall procure that the Group Companies shall, allow the Purchaser and its agents, upon reasonable notice and at the Purchaser’s cost, reasonable access to the books and records of the Group Companies in each case to the extent reasonably required to facilitate the integration of the Group into the Purchaser’s Group following Completion, provided that: (a) the obligations of the Seller under this subclause shall not extend to allowing access to information which is commercially sensitive information of a Group Company if such information cannot be shared with the Purchaser prior to Completion in compliance with applicable law; (b) the above shall not give the Purchaser or its agents any right to give instructions or otherwise interfere with the management and conduct of any Group Company; (c) the access will not, in the reasonable opinion of the Seller, interfere with the conduct of the Business; and (d) the Purchaser and each of its agents comply with the Seller's reasonable requirements and directions in relation to that access. The Purchaser's access rights under this subclause 7.11 are at it sole risk.

Pre-Completion notices

7.12	At least fifteen Business Days before the Completion Date, the Seller must give the Purchaser notice of each bank or other financial institution with which a Group Company has an account or safety deposit box, together with:

(a)	details of the accounts and safety deposit boxes; and

(b)	the names of all persons authorised to draw on or have access to them.

7.13	At least ten Business Day before the Completion Date the Purchaser must give the Seller notice of:

(a)	the New Officers; and

(b)	the names of:

(i)	the persons whose authority to draw on or have access to the accounts and safety deposit boxes referred to in clause 7.12 is to be to be revoked; and

(ii)	the new persons that are to be authorised to draw on or have access to them,

in each case effective on and from Completion.

8.	Completion

8.1	Completion of the sale and purchase of the Shares in accordance with this agreement (the Completion) shall take place at the offices of the Seller’s Lawyers in Sydney (or at such other place as the Seller and the Purchaser may agree in writing) on the Completion Date.

8.2	As soon as reasonably practicable (and in any event within five Business Days) following the Condition Satisfaction Date, the Seller shall provide the Purchaser with a schedule (the Indebtedness and EBITDA Schedule) setting out the following:

(a)	the Estimated Purchase Price;

(b)	the Estimated CY21 EBITDA Amount;

(c)	the Estimated CY21 EBITDA Adjustment Amount;

(d)	the Estimated Net Debt;

(e)	the Estimated Intra-Group Payables;

(f)	the Estimated Intra-Group Receivables;

(g)	the Estimated Working Capital; and

(h)	the Estimated Working Capital Adjustment.

8.3	If Completion is deferred beyond the intended Completion Date in accordance with the terms of this agreement and the Indebtedness and EBITDA Schedule has been provided by the Seller to the Purchaser prior to such deferral occurring, the Seller may provide a revised Indebtedness and EBITDA Schedule to the Purchaser in accordance with subclause 8.2 and the Indebtedness and EBITDA Schedule previously provided shall cease to apply for all purposes.

8.4	At Completion the Seller and the Purchaser shall do or procure the performance of all actions respectively required of them under this clause 8 and Schedule 8.

8.5	At Completion:

(a)	the Purchaser shall:

(i)	pay or procure payment to the Seller of:

(A)	the Estimated Purchase Price; and

(B)	the Estimated Intra-Group Payables (the payment of the Estimated Intra-Group Payables to be made as contemplated in subclause 11.1);

(ii)	execute and deliver the share transfers of the Shares;

(iii)	deliver to the Seller a certified copy of the W&I Insurance Policy manuscript, schedule and appendices and a certified copy of each 'no claims declaration' provided to the W&I Insurer; and

(iv)	deliver to the Seller a certified copy of any power of attorney under which any of the Transaction Documents have been signed by the Purchaser or the Purchaser’s Guarantor;

(v)	if applicable, deliver to the Escrow Agent one half of the Escrow Amount; and

(b)	the Seller shall do or procure the performance of the following actions:

(i)	pay or procure payment to the Purchaser of the Estimated Intra-Group Receivables (the payment of the Estimated Intra-Group Receivables to be made as contemplated by subclause 11.3);

(ii)	deliver to the Purchaser transfers of the Shares duly executed by the Seller in favour of the Purchaser (and in registrable form in respect of LEI New Zealand) together with the original share certificates for the Shares and, in respect of LEI New Zealand, together with a certificate from a director of LEI New Zealand certifying that no share certificates have been issued for those shares;

(iii)	deliver or procure the delivery to the Purchaser of:

(A)	any employment agreements duly executed by a Key Individual (other than Linda Brown and Scott Luckett) under subclause 7.7;

(B)	duly executed resignation letters, in the Agreed Form and effective on Completion, for each director (including the Resigning Directors), company secretary and public officer of each Group Company;

(C)	the TSA in Agreed Form duly executed on behalf of Laureate Education, Inc. and LESA;

(D)	copies of all consents and approvals that have been obtained in accordance with clauses 6 and 7 of this agreement;

(E)	evidence satisfactory to the Purchaser of the release of each Encumbrance and any Permitted Encumbrances over the Shares and Encumbrances (other than Permitted Encumbrances and Encumbrances under or in connection with the Key Contracts at items 1 and 2 of Schedule 15 or Encumbrances under or in connection with bank guarantees or letters of credit put in place in accordance with clause 7.5(b)(ii)) over the Assets and shares of the Company's subsidiaries;

(F)	all available copies of the Constitution and any other constituent documents;

(G)	the common seal and duplicate seals;

(H)	the Books and Records including all statutory registers (duly written up to, but not including, Completion);

(I)	the certificates of incorporation; and

(J)	evidence satisfactory to the Purchaser (acting reasonably) of website screenshots confirming title is held by a Group Company for the Intellectual Property Rights listed in Schedule 16 or in the schedules to the TSA.

(iv)	cause to be held a meeting of the directors of each Target Company at which resolutions are passed approving, subject to the payment of stamp duty (if any):

(A)	the registration of the transfers of the Shares to the Purchaser;

(B)	the cancellation of the existing share certificates for the Shares and the issue of a new share certificates for the Shares in favour of the Purchaser;

in each case with effect on and from Completion, and deliver to the Purchaser a copy of the minutes of each meeting; and

(v)	cause to be held a meeting of the directors of each Group Company at which resolutions are passed approving, subject to the payment of stamp duty (if any):

(A)	the resignation of each director, secretary and public officer of that Target Company;

(B)	the appointment of the New Officers who have delivered a consent to act; and

(C)	the appointment of new authorities to operate the Group Company's accounts and safety deposit boxes and the revocation of existing authorities to operate those accounts and safety deposit boxes, as notified under clause 7.13(b), in each case with effect on and from Completion, and deliver to the Purchaser a copy of the minutes of each meeting; and

(vi) if applicable, deliver to the Escrow Agent one half of the Escrow Amount.

8.6	No party shall be obliged to complete the sale and purchase of the Shares unless all of the obligations of the respective parties which are to be performed on Completion are performed on the same date and in accordance with the terms of this agreement. The Purchaser (in the case of a default by the Seller) or the Seller (in the case of a default by the Purchaser) shall be entitled (in addition to and without prejudice to all other rights or remedies available, including the right to claim damages) by written notice to the Seller or the Purchaser, as the case may be:

(a)	to fix a new date for Completion (being not more than ten Business Days after the Completion Date) (and the provisions of this clause 8 shall apply to Completion as so deferred, provided that such deferral can only occur once); or

(b)	to effect Completion, as far as practicable, having regard to the defaults which have occurred.

8.7	Subject to Completion having first been deferred for a period of up to ten Business Days under subclause 8.6(a) and the parties having used reasonable endeavours to effect Completion during that period, the Purchaser (in the case of a default by the Seller) or the Seller (in the case of a default by the Purchaser) shall be entitled (in addition to and without prejudice to all other rights or remedies available, including the right to claim damages) by written notice to the Purchaser or the Seller, as the case may be, to terminate this agreement (other than the Surviving Clauses). If for any reason Completion does not occur any action taken shall be deemed not to have occurred and the parties shall take all action necessary to restore them to their respective positions prior to such actions being taken.

8.8	This clause 8 is subject to clause 4.5.

9.	Post-Completion Covenants

9.1	As soon as reasonably practicable (and, in any event, within 30 days) after Completion, the Purchaser shall procure that the name of any Group Company whose name includes the letters “LEI” or the word “Laureate”, as applicable, is changed so that it no longer contains the letters “LEI” or the word “Laureate” and shall provide evidence to the Seller that each of LEI Higher Education Holdings Pty Ltd, LEI New Zealand, LEI Australia Holdings Pty Ltd, LEI Australia Education, Pty Ltd and Laureate Education Services Australia Pty Ltd has so changed its name.

9.2	As soon as reasonably practicable (and, in any event, within six months) after Completion, the Purchaser shall procure that no Group Company:

(a)	uses or displays (including on or in its business stationery, documents, signs, promotional materials or website) any name, mark or logo which is the same as or similar to, or is likely to be confused or associated with, any name, mark or logo of a member of the Seller’s Group; or

(b)	otherwise represents that the Seller or any other member of the Seller’s Group retains any connection with any of the Group Companies.

9.3	Without limiting any other rights of access under this agreement, for a period of five years after Completion the Purchaser must procure that each Group Company makes available to the Seller on reasonable notice all records and documents of that Group Company (in whatever form and including all statutory books, trading and financial records, employee records, tax assessments and returns and all related correspondence) reasonably required by the Seller or any other member of the Seller’s Group for the purposes of complying with its legal obligations or defending any claim or proceeding (other than a claim or proceeding brought by the Purchaser or another member of the Purchaser’s Group). Nothing in this subclause 9.3 requires any party to waive any privilege in a document in a manner which is adverse to that party’s interests but the parties must use all reasonable endeavours to ensure that the information can be provided in a manner such that privilege is not waived or, that if privilege is waived, the waiver is a limited waiver that is not materially prejudicial to that party’s interests.

10.	Non-Competition and Non-Solicitation

10.1	In this clause 10:

(a)	Restricted Activity means the business of any higher education institution, or other technical, vocational or design school operating in Australia or New Zealand which is directly competitive with the institutions operated by the Group Companies at Completion whether at a physical location or by online delivery mechanisms in:

(i)	Australia and New Zealand, or if that area is held to be unenforceable;

(ii)	the states and territories of Australia and New Zealand, or if that area is held to be unenforceable;

(iii)	New South Wales, Victoria, South Australia, Queensland and Auckland, or if that area is held to be unenforceable;

(iv)	the metropolitan areas of Sydney, Blue Mountains, Melbourne, Adelaide, Fortitude Valley and Auckland;

(b)	Restricted Person means any director, officer or senior executive (being an employee with the position of vice president or above) of any member of the Seller’s Group or any other employee of a member of the Seller’s Group with whom the Purchaser or any other member of the Purchaser’s Group has come into contact in connection with the negotiation of this agreement and the transactions contemplated by this agreement; and

(c)	Restriction Period means:

(i)	three years from the Completion Date, or if that period is held to be unenforceable;

(ii)	two years from the Completion Date, or if that period is held to be unenforceable;

(iii)	one year from the Completion Date.

10.2	The Seller covenants with the Purchaser and each Group Company that it shall not and shall procure that no other member of the Seller’s Group shall:

(a)	for the Restriction Period, own or operate any business which carries on a Restricted Activity; or

(b)	for the Restriction Period, induce or attempt to induce any person who is at Completion an employee of a Group Company to leave the employment of that Group Company.

10.3	The Purchaser covenants with the Seller and each other member of the Seller’s Group that it shall not and shall procure that no other member of the Purchaser’s Group (including any Group Company) shall for a period of 12 months after Completion induce or attempt to induce any Restricted Person to leave the employment of the relevant member of the Seller’s Group.

10.4	The restrictions in subclause 10.2(a) shall not:

(a)	prevent any member of the Seller’s Group from holding shares or debentures in a listed company that carries on a Restricted Activity, provided such shares or debentures confer not more than 5% of the votes which could normally be cast at a general meeting of that company; or

(b)	prevent Walden University from making its online courses available to students in Australia and/or New Zealand, provided that the Seller's Group must not publish any advertisement in respect of such courses which is specifically targeted at students from Australia and/or New Zealand.

10.5	The restrictions in subclause 10.2(b) shall not prevent any member of the Seller’s Group from:

(a)	publishing any recruitment advertisement in any local or national newspaper or other publication or on any website, or from negotiating with and employing (or otherwise engaging) any person who replies to any such advertisement or who initiates any contact with any member of the Seller’s Group; or

(b)	hiring any employee whose duties have been terminated by the Group Company after Completion who employed such employee at Completion.

10.6	The restrictions in subclause 10.3 shall not prevent any member of the Purchaser’s Group from:

(a)	publishing any recruitment advertisement in any local or national newspaper or other publication or on any website, or from negotiating with any person who replies to any such advertisement or who initiates any contact with any member of the Purchaser’s Group; or

(b)	hiring any Restricted Person whose duties have been terminated by the member of the Seller’s Group who employed such Restricted Person at Completion.

10.7	Each of the restrictions in each paragraph or subclause above shall be enforceable independently of each of the others and its validity shall not be affected if any of the others is invalid.

10.8	The Seller agrees that the restrictions of the Seller and Seller’s Group contained in this clause 10 are no greater than is reasonable and necessary for the protection of the interests of the Purchaser’s Group and the Group Companies but if any such restriction shall be held to be void but would be valid if deleted in part or reduced in application, such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

10.9	The Purchaser agrees that the restrictions of the Purchaser and Purchaser’s Group contained in this clause 10 are no greater than is reasonable and necessary for the protection of the interests of the Seller’s Group but if any such restriction shall be held to be void but would be valid if deleted in part or reduced in application, such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

11.	Intra-Group Loans, Guarantees and Continuing Arrangements

11.1	Upon Completion, the Purchaser shall procure that a payment is made (by or on behalf of the relevant Group Company) to the Seller, on behalf of the relevant member(s) of the Seller’s Group for the time being, of a sum equal to the Estimated Intra-Group Payables.

11.2	The Seller shall procure that the net sum equal to the Estimated Intra-Group Payables, as adjusted in accordance with subclause 11.7, shall be applied in satisfying in full the indebtedness constituting the Intra-Group Payables.

11.3	Upon Completion, the Seller shall procure that a payment is made (by or on behalf of the relevant member of the Seller’s Group) to the Purchaser, on behalf of the relevant Group Company or Group Companies, of a sum equal to the Estimated Intra-Group Receivables.

11.4	The Purchaser shall procure that the net sum equal to the Estimated Intra-Group Receivables, as adjusted in accordance with subclause 11.7, shall be applied in satisfying in full the indebtedness constituting the Intra-Group Receivables.

11.5	Any payments due to the Seller at Completion under subclauses 8.5(a)(i) and/or 11.1 shall be offset against any payments due from the Seller to the Purchaser under subclauses 8.5(b)(i) and/or 11.3 and the Seller and the Purchaser shall each procure that such arrangements are made between members of the Seller’s Group and the Purchaser’s Group, respectively, as are necessary to ensure, following any adjustment in accordance with subclause 11.7, the discharge of the Intra-Group Payables and the Intra-Group Receivables, in each case as set out in the Completion Statement.

11.6	The repayments made pursuant to subclauses 11.1 and 11.3 shall be adjusted in accordance with subclause 11.7 upon the Completion Statement being agreed or determined in accordance with Schedule 11.

11.7	Following the agreement or determination of the Completion Statement in accordance with Schedule 11, if the amount of any Intra-Group Payable and/or any Intra-Group Receivable contained in the Completion Statement is greater or less than the amount of the corresponding Estimated Intra-Group Payable and/or Estimated Intra-Group Receivable, then the Seller and the Purchaser shall procure that such adjustments to the payments pursuant to this clause 11 are made as are necessary to ensure that (taking into account such adjustments) the actual amount of each Intra-Group Payable and each Intra-Group Receivable, as set out in the Completion Statement, has been repaid by each relevant Group Company to the relevant member of the Seller’s Group or by the relevant member of the Seller’s Group to the relevant Group Company, as the case may be.

11.8	The Seller shall procure that the Trade Debts owing by any member of the Seller’s Group to a Group Company as at Completion shall be settled within 60 days after Completion.

11.9	The Purchaser shall procure that the Trade Debts owing by any Group Company to a member of the Seller’s Group as at Completion shall be settled within 60 days after Completion.

11.10	Without prejudice to the other provisions of this clause 11 in relation to Intra-Group Payables, Intra-Group Receivables and Trade Debts, with effect from Completion and save in respect of:

(a)	any liabilities or obligations pursuant to, and in accordance with, the Transaction Documents or for breach of the Transaction Documents; and

(b)	each of the Continuing Arrangements,

the Seller agrees, and shall procure that each applicable member of the Seller’s Group that is not a party to this agreement shall agree, and the Purchaser agrees and shall procure that each Group Company shall agree:

(i)	that all Related Party Arrangements are terminated and cease to be binding with effect from Completion:

(A)	at no cost to the Group Companies or the Seller’s Group;

(B)	with no residual obligations or liability for the Group Companies or the Seller’s Group, other than any Trade Debts to be settled in accordance with subclauses 11.8 and 11.9; and

(C)	without any residual rights for any member of the Seller’s Group (including, for the avoidance of doubt, any residual licence for the use of Intellectual Property Rights and/or know-how of any Group Company or its business) or the Group Companies, it being acknowledged and agreed by the parties that this subclause 11.10 shall be sufficient to effect such termination of the Related Party Arrangements on the terms set out in this subclause; and

(ii)	with effect from Completion:

(A)	to release and discharge each Group Company and each member of the Seller’s Group, respectively, from any and all liabilities or obligations to the applicable members of the Seller’s Group or Group Companies, respectively (other than any Trade Debts) in respect of such Related Party Arrangements; and

(B)	procure that each member of the Seller’s Group or Group Company, respectively, shall waive any and all claims (in the absence of fraud) it has or may have against any Group Company or member of the Seller’s Group, respectively (including in respect of such Related Party Arrangements).

12.	Seller’s Warranties and Special indemnities

12.1	The Seller warrants to the Purchaser that, subject to the provisions of this agreement and in particular to the provisions of clause 13 and Schedule 6, each of the statements set out in Schedule 4 (the Seller’s Warranties) is true and accurate at the date of this agreement with reference to the facts and circumstances then prevailing and will also be true and accurate immediately before Completion with reference to the facts and circumstances then prevailing.

12.2	Each Seller’s Warranty shall be separate and independent and shall not be limited by reference to any other Seller’s Warranty.

12.3	The Seller acknowledges and agrees that the Purchaser has entered into this agreement and will complete this agreement in reliance on the Seller's Warranties.

12.4	Subject to clause 13 and Schedule 6, the Seller indemnifies and holds harmless the Purchaser against all Losses which may be made, brought against, suffered or incurred by the Purchaser or any Group Company, and which arises directly or indirectly out of or in connection with any of the Seller's Warranties being untrue or inaccurate.

12.5	Subject to clause 12.6, the Seller indemnifies and holds harmless the Group Companies and the Purchaser for any and all:

(a)	Losses in connection with any Tax imposed by a Taxation Authority which relates to any period or part period prior to Completion with respect to:

(i)	amounts paid or charged for any transaction, including but not limited to the license of intangible property, lending or borrowing, property transferred or services provided between a member of the Seller's Group and a Group Company, under any law in relation to Tax that applies with respect to any transfer pricing arrangement or withholding tax; or

(ii)	the inability of any Group Company to utilise or deduct an income tax loss which was disclosed as carried forward by any Group Company or as set out in the Accounts due to the application of the current year or prior year tax loss provisions contained in Divisions 165, 166 and 167 of the Income Tax Assessment Act 1997 (Cth) other than as a result of the change in ownership of Group Companies arising due to the transaction contemplated in this agreement or as a result of any change in the business operations arising in the period after Completion; and

(b)	Losses of a Group Company in connection with:

(i)	any failure by a Group Company to pay its employees all amounts in relation to their employment due and owing to them prior to Completion in full and on time;

(ii)	any misrepresentation or mischaracterisation of an employee of a Group Company as an independent contractor or casual employee prior to the Completion Date; or

(iii)	conduct of a Group Company prior to the Completion Date resulting in liability of the Group Company to pay the superannuation guarantee charge in relation to any independent contractor of a Group Company, and the Seller Parent Guaranty will guarantee the Seller's obligation in connection with this clause 12.4.

12.6	Notwithstanding any other provision of this agreement, and subject to the provisions of Schedule 6, the maximum amount that a Group Company or the Purchaser may recover (whether by way of damages or otherwise) from the Seller or the Seller's Guarantor in respect of any claim under or in connection with clauses 12.4 and 17.7:

(a)	in respect of any Special Tax Claims, A$12,000,000, provided that this amount shall be reduced or eliminated to the extent that the relevant Taxation Authority issues a binding ruling that is provided to the Purchaser; and

(b)	in respect of any Special Employment Claims, A$3,000,000.

12.7	Notwithstanding any other provision of this agreement:

(a)	the Seller or a Group Company may apply to the Commissioner of Taxation of the Commonwealth of Australia for a ruling regarding the extent to which the tax losses referred to in clause 12.5(a)(ii) are able to be utilised or deducted in any period, including in accordance with Divisions 165, 166 and 167 of the Income Tax Assessment Act 1997 (Cth) or any other matter which the Seller considers necessary or appropriate;

(b)	at the Seller’s expense, the Seller shall have the sole conduct of any ruling process, including any application, responses to requests for further information, negotiations, withdrawal, appeal, dispute, compromise or defence relating to that ruling, irrespective of whether Completion has occurred;

(c)	if an application for a ruling is made and has not been withdrawn prior to Completion but the ruling has not yet been issued at the time of Completion, the Purchaser shall procure that the Seller and its advisers shall be given access to such information and provided with such authorisations and assistance (including assistance from employees of the Purchaser) as is reasonable or necessary for the Seller to continue to conduct and complete the ruling process following Completion. For the avoidance of doubt, any Losses of the Purchaser or the Group Companies relating to such access, authorisations and assistance will be taken to be covered by the indemnity in clause 12.5(a); and

(d)	the Purchaser shall not, and following Completion shall procure that the Group Companies do not, make or pursue any application for a ruling relating to the matters referred to in clause 12.5(a) without the prior written consent of the Seller (which consent may be withheld at the Seller’s sole discretion).

13.	W&I Insurance

13.1	Purchaser's recourse for Warranty Claims and Tax Covenant Claims and General Indemnity

Notwithstanding any other provision of this agreement, any other Transaction Document or any other matter or thing:

(a)	the Purchaser agrees that it will not be entitled to make, will not make, and irrevocably waives any right it may have to make any Warranty Claim or any Tax Covenant Claim or any claim under the General Indemnity against the Seller (or any member of the Seller's Group) to the maximum extent permitted by law (including Consequential Loss) except to the extent required to permit or facilitate any Warranty Claim or any Tax Covenant Claim or any claim under the General Indemnity but only on the basis that the Seller has no liability in relation to the facts and circumstances the subject of the Warranty Claim or the Tax Covenant Claim or any claim under the General Indemnity in excess of AUD 1 in aggregate;

(b)	the Purchaser's sole potential recourse in respect of all and any Warranty Claims and Tax Covenant Claims and claims under the General Indemnity shall, except to the extent of AUD 1 in aggregate, be under the W&I Insurance Policy; and

(c)	the Purchaser acknowledges that this subclause 13.1 has full force and effect and will not be limited, affected or otherwise prejudiced by any inability of the Purchaser to pursue or obtain any remedy in respect of any Warranty Claim or Tax Covenant Claim or any claim under the General Indemnity under any W&I Insurance Policy, whether due to policy terms, exceptions or exclusions, validity (including if the W&I Insurance Policy is invalid due to the insolvency, breach or default of any person), creditworthiness or for any other reason, shall not affect or in any way increase the liability of the Seller under this agreement.

13.2	Required terms in W&I Insurance Policy

The Purchaser must procure that at all times the W&I Insurance Policy contains terms the effect of which are that:

(a)	the W&I Insurer underwrites the W&I Insurance Policy on the basis that subclause 13.1 does not prevent, restrict or limit the right of the Purchaser (as insured) to recover and claim upon the W&I Insurance Policy;

(b)	the W&I Insurer irrevocably waives its rights to take subrogated action or to claim in contribution or to exercise rights assigned to it against:

(i)	the Seller;

(ii)	any member of the Seller’s Group; and/or

(iii)	any person for whom the Seller or any member of the Seller’s Group is vicariously or contractually liable,

(each a Waiver Beneficiary) in relation to any Warranty Claim and in relation to any Tax Covenant Claim and in relation to any claim under the General Indemnity, except as set out in paragraph 0 of Schedule 6; and

(c)	the W&I Insurer acknowledges and agrees that each Waiver Beneficiary is entitled to directly enforce the waiver referred to in subclause 13.2(b) and may plead such waiver in bar to any subrogated action, claim in contribution or exercise of assigned rights which may be brought against them in any jurisdiction and that in respect of such waiver the Purchaser contracts in its own right and as agent of each Waiver Beneficiary.

13.3	Purchaser's obligations in respect of W&I Insurance Policy

The Purchaser must:

(a)	not

(i)	do anything which is reasonably likely to bring about the lapse, cancellation, avoidance, vitiation of the W&I Insurance Policy or any provision of it;

(ii)	agree to any amendment, variation or waiver of the W&I Insurance Policy;

(iii)	do anything or fail to do anything or permit anything to be done or occur or permit anything not to be done or to not occur which may prejudice the W&I Insurance Policy or entitle the W&I Insurer to deny or reduce its liability or to cancel or avoid the W&I Insurance Policy; or

(iv)	novate or otherwise assign its rights (or do anything which has similar effect) under the W&I Insurance Policy;

(b)	give full and true disclosure to the W&I Insurer of all matters and things the non-disclosure or misrepresentation of which might in any way prejudice or affect the W&I Insurance Policy;

(c)	comply at all times with the terms and conditions of the W&I Insurance Policy including provisions relating to disclosure, post-Completion deliverables, notification and claims cooperation; and

(d)	where requested to do so by a Waiver Beneficiary, enforce any term of the W&I Insurance Policy under which the W&I Insurer waives its right to take subrogated action or to claim in contribution or to exercise rights assigned to it against a Waiver Beneficiary (and without limitation of any right of a Waiver Beneficiary to separately enforce such terms).

13.4	Fraud

(a)	Subject to subclause 13.4(b), in the case of fraud by the Seller, the Purchaser is not prevented by any provision of this agreement from making, and the limitations in Schedule 6, other than paragraphs 5, 7 and 10 of Schedule 6, will not apply to, a claim against the Seller to the extent and in respect of those rights of recovery arising out of or directly relating to the fraud of the Seller (any such claim being a Fraud Claim).

(b)	For the purposes of any Fraud Claim:

(i)	no statements made nor any information or knowledge possessed by any Seller or a member of the Seller's Group, is to be imputed to any other person including any director or officer of a member of the Seller's Group;

(ii)	the Fraud Claim must be on an individual (and not joint or joint and individual) basis; and

(iii)	no Fraud Claim may be made against any person other than the Seller.

13.5	This clause prevails

If there is any conflict or other inconsistency between this clause 13 and any other provision of this agreement or any other Transaction Document, this clause 13 shall prevail.

14.	Purchaser's and Purchaser’s Guarantor’s Warranties

Each of the Purchaser and the Purchaser’s Guarantor warrants to the Seller at the date of this agreement and immediately before Completion with reference to the facts and circumstances then prevailing that:

(a)	it is a corporation validly existing under the laws of Delaware, USA and has been in continuous existence since its incorporation;

(b)	the Purchaser holds (and will at Completion hold) sufficient guarantees and financial resources to ensure the viability of and being capable of providing, if necessary, sufficient funds to the Group Companies to operate and provide the educational services rendered by them and to comply with the commitments made at the time the relevant authorizations for the provision of those services were requested by the Group Companies;

(c)	it has the power to execute and deliver this agreement and each of the other Transaction Documents and to perform its obligations under each of them and has taken all action necessary to authorise such execution and delivery and the performance of such obligations;

(d)	this agreement constitutes, and each of the other Transaction Documents to which it is or will be a party will when executed constitute, legal, valid and binding obligations on it in accordance with its and their respective terms;

(e)	the execution and delivery by it of this agreement and of each of the other Transaction Documents to which it is or will be a party and the performance of its obligations under it and each of them do not and will not conflict with or constitute a default under any provision of:

(i)	any agreement or instrument to which it a party and which is material in the context of the Transaction; or

(ii)	its constitutional documents; or

(iii)	any law, lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which it is bound;

(f)	subject to the terms of this agreement, all authorisations from, and notices or filings with, any governmental or other authority that are necessary to enable the Purchaser or the Purchaser’s Guarantor, as the case may be, to execute, deliver and perform its obligations under this agreement and each of the other Transaction Documents to which it is or will be a party have been obtained or made (as the case may be) and are in full force and effect and all conditions of each such authorisation have been complied with;

(g)	the W&I Insurance Policy includes terms to the effect that the W&I Insurer will only be entitled to subrogate against the Seller or make any claim for contribution or otherwise if the relevant Losses arose in whole or in part out of the Seller’s fraud and then only to the extent of the rights of recovery relating directly to the Seller’s fraud;

(h)	the Purchaser has (and at Completion will have) immediately available on an unconditional basis (subject only to Completion) the necessary cash resources to meet in full its obligations then due under this agreement, and each of the other Transaction Documents to which it is or will be a party;

(i)	none of the Purchaser, the Purchaser’s Guarantor or any of their respective Associated Persons:

(i)	is in violation of, or has violated, any applicable Sanctions;

(ii)	is, or has been, a Sanctioned Person;

(iii)	has engaged in any transaction or conduct that is likely to result in it becoming a Sanctioned Person;

(iv)	has conducted or is conducting any business dealings or activities with or for the benefit of, or is otherwise involved in any business with, any Sanctioned Person;

(v)	has engaged, or is engaging, in any transaction or behaviour which may give rise to a liability under or in connection with applicable Sanctions; and/or

(vi)	is causing, or has caused, any other person to be in violation of any Sanctions;

(j)	none of the Purchaser, the Purchaser’s Guarantor or any of their respective Associated Persons is or has been, in the period of six years prior to the date of this agreement, engaged in or been subject to any litigation, arbitration, settlement, alternative dispute resolution proceedings or process, proceedings (including criminal and/or administrative proceedings), enquiry or investigation (including with or by any governmental, administrative or regulatory body) (Action) concerning or relating to any Sanctions and/or Sanctioned Persons nor are there any circumstances which are likely to give rise to any such Action;

(k)	it has in place all adequate policies, procedures and systems designed to prevent any violation of applicable Sanctions and/or prevent it (and/or any of its Associated Persons) from being designated and/or listed as a Sanctioned Person;

(l)	none of the Purchaser, the Purchaser’s Guarantor or any of their respective current or former Associated Persons or any other person associated with or acting on behalf of the Purchaser or the Purchaser’s Guarantor (including a shareholder) has: (i) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 or the United Kingdom Bribery Act 2010; (ii) violated or is in violation of any other anti-bribery or anti-corruption law or regulation enacted in any jurisdiction, whether in connection with or arising from the OECD Convention Combating Bribery of Foreign Public Officials in International Business Transactions or otherwise; or (iii) made, offered to make, promised to make or authorised the payment or giving of, or requested, agreed to receive or accepted, directly or indirectly, any bribe, rebate, payoff, influence payment, facilitation payment, kickback or other unlawful payment or gift of money or anything of value prohibited under any applicable law or regulation (any such payment, a Prohibited Payment);

(m)	none of the Purchaser, the Purchaser’s Guarantor or any of their respective shareholders or Associated Persons has engaged or engages in any activity, practice or conduct (or failure to act) which would constitute an offence under: (i) the United Kingdom Bribery Act 2010 if such activity, practice or conduct (or failure to act) were carried out in the United Kingdom; or (ii) under the U.S. Foreign Corrupt Practices Act of 1977 if such activity, practice or conduct (or failure to act) were carried out in the United States;

(n)	each of the Purchaser and the Purchaser’s Guarantor has put in place adequate procedures designed to prevent and detect any Prohibited Payment and to enable whistleblowing by its directors, officers, agents, employees and contractors; and

(o)	neither the Purchaser, nor any of its shareholders (including the Purchaser’s Guarantor), directors, officers, agents or employees is, or has been subject, to any Action with regard to any actual or alleged Prohibited Payment.

15.	Tax Matters

The Seller and the Purchaser shall comply with the provisions of Schedule 7 with effect from Completion.

16.	Announcements and Confidentiality

16.1	Subject to subclauses 16.5 and 16.6, the Seller shall (and shall procure that each other member of the Seller’s Group and, in respect of the period up to Completion, each Group Company, and each such person's advisers and connected persons, shall) and the Purchaser shall (and shall procure that each other member of the Purchaser's Group including, in respect of the period from Completion, each Group Company, and each such person's advisers and connected persons, shall):

(a)	not make any announcement concerning the Transaction or any related or ancillary matter; and

(b)	keep confidential the provisions and subject matter of, and the negotiations relating to, each Transaction Document.

16.2	The Purchaser:

(a)	must, and must procure that each other member of the Purchaser's Group for the time being shall, keep confidential all information provided to it by or on behalf of the Seller or otherwise obtained by it in connection with this agreement which relates to the Seller or any other member of the Seller’s Group; and

(b)	must procure that, if after Completion any Group Company holds confidential information relating to the Seller or any other member of the Seller’s Group, that Group Company shall after Completion keep that information confidential and shall, so far as it is practicable, return that information to the Seller or destroy it (at its election), in either case without retaining copies (other than to the extent required under applicable law or regulation or internal compliance policies).

16.3	The Seller:

(a)	must, and must procure that each other member of the Seller’s Group for the time being shall, keep confidential all information provided to it by or on behalf of the Purchaser or otherwise obtained by it in connection with this agreement which relates to the Purchaser or any other member of the Purchaser’s Group; and

(b)	undertakes to the Purchaser (for itself and as trustee for each Group Company) that it will not, and will ensure that each member of the Seller's Group and each Associated Person of a member of the Seller's Group do not, on and from Completion:

(i)	use or disclose or otherwise exploit (or permit any other person to use or disclose or otherwise exploit) for its own benefit or for the benefit of any person other than the Purchaser, any confidential information relating to a Group Company without the prior written consent of the Purchaser or the relevant Target Company; or

(ii)	use, directly or indirectly, any Proprietary Information directly relating to any of the Group Companies or the Business to its advantage (or any Seller Associated Persons' advantage) or to the commercial disadvantage of the Purchaser or any Group Company or for the purposes of engaging in any Restricted Activity.

16.4	Except to the extent specified in such subclauses, the provisions of subclauses 16.1, 16.2 and 16.3 shall apply before, on and after Completion.

16.5	Nothing in subclauses 16.1, 16.2 or 16.3 prevents any announcement being made or any confidential information being disclosed:

(a)	where such announcement is in the Agreed Form or the confidential information disclosed comprises only information set out in an announcement in the Agreed Form; or

(b)	with the written approval of the other parties, which in the case of any announcement shall not be unreasonably withheld or delayed; or

(c)	to the extent required by law, any court of competent jurisdiction, any stock exchange or any competent regulatory body, but if a person is so required to make any announcement or to disclose any confidential information, the relevant party shall promptly notify the other parties, where practicable and lawful to do so, before the announcement is made or disclosure occurs (as the case may be); or

(d)	to any Taxation Authority where such disclosure is necessary or desirable in the course of managing the Tax affairs of a member of the Seller’s Group or the Purchaser’s Group, as the case may be.

16.6	Nothing in subclauses 16.1, 16.2 or 16.3 prevents any confidential information being disclosed to the extent:

(a)	required to enable any person to enforce its rights under any Transaction Document or for the purpose of any judicial proceedings;

(b)	that the information is disclosed on a strictly confidential basis by a person to its professional advisers, auditors or bankers;

(c)	that the information is disclosed by the Seller on a strictly confidential and need to know basis to another member of the Seller’s Group or by the Purchaser on a strictly confidential and need to know basis to another member of the Purchaser's Group; or

(d)	that the information is in or comes into the public domain otherwise than, in the case of the Seller, as a result of a breach of any undertaking or duty of confidentiality by any member of the Seller’s Group, and, in the case of the Purchaser or the Purchaser’s Guarantor, as a result of a breach of any undertaking or duty of confidentiality by any member of the Purchaser’s Group for the time being or, after Completion, by any Group Company.

17.	Guarantees by Purchaser’s Guarantor and Seller’s Guarantor

17.1	The Purchaser’s Guarantor unconditionally and irrevocably:

(a)	guarantees to the Seller the payment when due of all amounts payable by the Purchaser under or pursuant to this agreement and the other Transaction Documents;

(b)	undertakes to ensure that the Purchaser will perform when due all its obligations under or pursuant to this agreement and the other Transaction Documents;

(c)	agrees that if and each time that the Purchaser fails to make any payment when it is due under or pursuant to this agreement or any other Transaction Document, the Purchaser’s Guarantor must on demand (without requiring the Seller first to take steps against the Purchaser or any other person) pay that amount to the Seller as if it were the principal obligor in respect of that amount; and

(d)	agrees as principal debtor and primary obligor to indemnify the Seller against all losses and damages sustained by it or them flowing from any non-payment or default of any kind by the Purchaser under or pursuant to this agreement or any other Transaction Document.

17.2	The Purchaser’s Guarantor's obligations under this agreement shall not be affected by any matter or thing which but for this provision might operate to affect or prejudice those obligations, including:

(a)	any time or indulgence granted to, or composition with, the Purchaser or any other person;

(b)	the taking, variation, renewal or release of, or neglect to perfect or enforce this agreement, any other Transaction Document or any right, guarantee, remedy or security from or against the Purchaser or any other person;

(c)	any variation or change to the terms of this agreement or any other Transaction Document; or

(d)	any unenforceability or invalidity of any obligation of the Purchaser, so that this agreement shall be construed as if there were no such unenforceability or invalidity.

17.3	(a)	Until all amounts which may be or become payable under this agreement and the other Transaction Documents have been irrevocably paid in full, the Purchaser’s Guarantor shall not as a result of this agreement or any payment or performance under this agreement be subrogated to any right or security of the Seller or claim or prove in competition with the Seller against the Purchaser or any other person or claim any right of contribution, set-off or indemnity.

(b)	The Purchaser’s Guarantor will not take or hold any security from the Purchaser in respect of this agreement and any such security which is held in breach of this provision will be held by the Purchaser’s Guarantor in trust for the Seller.

17.4	The Purchaser’s Guarantor must reimburse the Seller for all legal and other costs (including irrecoverable VAT) and, for the avoidance of doubt, GST (except to the extent the Seller is entitled to an input tax credit in respect of such GST under the GST Act) incurred by it in connection with the enforcement of the Purchaser’s Guarantor's obligations under this agreement.

17.5	Any agreement, waiver, consent or release given by the Purchaser shall bind the Purchaser’s Guarantor and in references to the "parties" the Purchaser and the Purchaser’s Guarantor shall be treated as being a single party.

17.6	The aggregate liabilities and obligations of the Purchaser's Guarantor under this clause 17 in relation to a claim or any other matter will not be greater than the aggregate liabilities and obligations which the Purchaser has (or would have, assuming the Purchaser was solvent) in relation to that claim or matter. Without limiting the generality of the preceding sentence, the parties intend and agree that for the purposes of this clause 17 the Purchaser's Guarantor is to have the benefit of all exclusions, qualifications and limitations set out in this agreement that apply to the relevant liabilities and obligations of the Purchaser.

17.7	The Seller’s Guarantor unconditionally and irrevocably:

(a)	guarantees to the Purchaser the payment when due of all amounts payable by the Seller under or pursuant to subclause 11.4 only and no other provisions of this Agreement;

(b)	undertakes to ensure that the Seller will perform when due all its obligations under or pursuant to such subclause 12.4;

(c)	agrees that if and each time that the Seller fails to make any payment when it is due under or pursuant to subclause 12.4, the Seller’s Guarantor must on demand (without requiring the Purchaser first to take steps against the Seller or any other person) pay that amount to the Purchaser as if it were the principal obligor in respect of that amount; and

(d)	agrees as principal debtor and primary obligor to indemnify the Purchaser against all losses and damages sustained by it or them flowing from any non-payment or default of any kind by the Seller under or pursuant to such subclause 12.4 or 12.6, provided at all times that the obligations on the Seller's Guarantor under this clause 17.7 are subject to clause 12.6.

17.8	The Seller’s Guarantor's obligations under this agreement shall not be affected by any matter or thing which but for this provision might operate to affect or prejudice those obligations, including:

(a)	any time or indulgence granted to, or composition with, the Seller or any other person;

(b)	the taking, variation, renewal or release of, or neglect to perfect or enforce this agreement, any other Transaction Document or any right, guarantee, remedy or security from or against the Seller or any other person;

(c)	any variation or change to the terms of this agreement or any other Transaction Document; or

(d)	any unenforceability or invalidity of any obligation of the Seller, so that this agreement shall be construed as if there were no such unenforceability or invalidity.

17.9	(a) Until all amounts which may be or become payable under subclause 12.4 have been irrevocably paid in full, the Seller’s Guarantor shall not as a result of this agreement or any payment or performance under this agreement be subrogated to any right or security of the Seller or claim or prove in competition with the Seller against the Purchaser or any other person or claim any right of contribution, set-off or indemnity.

(b)	The Seller’s Guarantor will not take or hold any security from the Seller in respect of this agreement and any such security which is held in breach of this provision will be held by the Seller’s Guarantor in trust for the Purchaser.

17.10	The Seller’s Guarantor must reimburse the Purchaser for all legal and other costs (including irrecoverable VAT and, for the avoidance of doubt, GST) incurred by it in connection with the enforcement of the Seller’s Guarantor's obligations under this agreement.

17.11	Any agreement, waiver, consent or release given by the Seller shall bind the Seller’s Guarantor and in references to the "parties" the Seller and the Seller’s Guarantor shall be treated as being a single party.

17.12	The liabilities and obligations of the Seller's Guarantor under this clause 17 in relation to a claim or any other matter will not be greater than the liabilities and obligations which the Seller has (or would have, assuming the Seller was solvent) in relation to that claim or matter. Without limiting the generality of the preceding sentence, the parties intend and agree that for the purposes of this clause 17 the Seller's Guarantor is to have the benefit of all exclusions, qualifications and limitations set out in this agreement that apply to the relevant liabilities and obligations of the Seller.

18.	Notices

18.1	Any notice or other communication to be given under this agreement must be in writing and, subject to subclause 18.2, must be delivered or sent by courier, by fax or by e-mail to the party to whom it is to be given at its address, fax number or e-mail address appearing in this agreement as follows:

(a)	to the Seller at:

Fax:

E-mail:

marked for the attention of Chief Legal Officer;

(b)	to the Purchaser at:

Address:	SEI Newco Inc. c/o Strategic Education, Inc., 2303 Dulles Station Blvd. Herndon VA USA 20171

E-mail:

marked for the attention of Chief Financial Officer, with a copy to Lizette Herraiz, General Counsel;

(c)	to the Purchaser’s Guarantor at:

Address:	Strategic Education, Inc. 2303 Dulles Station Blvd. Herndon VA USA 20171

E-mail:

marked for the attention of Chief Financial Officer, with a copy to Lizette Herraiz, General Counsel, or at any such other address (or fax number or e-mail address) of which it shall have given notice for this purpose to the other parties under this clause.

18.2	The Indebtedness and EBITDA Schedule to be given to the Purchaser under subclause 8.2 may be given by e-mail to Daniel Jackson ( ). Communications to be given by any party under subclause 7.10 may be given by e-mail in accordance with the terms of subclause 7.10.

18.3	Any notice or other communication shall be deemed to have been given:

(a)	if delivered or sent by courier, on the date of delivery to the relevant address; or

(b)	if sent by fax, on the date of transmission, if transmitted before 3.00 p.m. (local time at the country of destination) on any Business Day, and in any other case on the Business Day following the date of transmission; or

(c)	if sent by e-mail, on the date of sending, if sent before 5.00 pm (local time at the country of destination) on any Business Day, and in any other case on the Business Day following the date of sending, provided that receipt shall not occur if the sender receives an automated message that the e-mail has not been delivered to the recipient.

18.4	In proving the giving of a notice or other communication, it shall be sufficient to prove that delivery was made to the relevant address or that the fax or e-mail was properly addressed and transmitted or sent, as the case may be.

18.5	This clause shall not apply in relation to the service of any claim form, notice, order, judgment or other document relating to or in connection with any proceedings, suit or action arising out of or in connection with this agreement.

19.	No Merger

The rights and obligations of the parties will not merge on the completion of any transaction contemplated by this agreement. They will survive the execution and delivery of any assignment or other document entered into for the purpose of implementing any such transaction. Each indemnity in this agreement survives Completion under this agreement.

20.	Further Assurances

Each party shall, at its own cost and expense, execute and do (or procure to be executed and done by any other necessary party) all such deeds, documents, acts and things as the other party may from time to time reasonably require to give full effect to this agreement and the transactions contemplated by it.

21.	Assignments

21.1	Except as permitted by subclauses 21.2 and 21.3, no party may assign, transfer, charge or otherwise deal with all or any of its rights or obligations under this agreement nor grant, declare, create or dispose of any right or interest in it and any such purported assignment, transfer, charge, dealing, grant, declaration, creation or disposal shall be void.

21.2	The Purchaser may assign (in whole or in part) the benefit of this agreement to any other member of the Purchaser’s Group, provided that if such assignee ceases to be a member of the Purchaser’s Group all benefits relating to this agreement assigned to such assignee shall be deemed automatically by that fact to be re-assigned to the Purchaser immediately before such cessation.

21.3	The Purchaser may assign its rights under this agreement (by way of security only) to any bank(s) and/or financial institution(s) lending money or making other banking facilities available to the Purchaser (or any member of the Purchaser’s Group) or related security agent or trustee, as the case may be.

21.4	If an assignment is made by the Purchaser in accordance with this clause 21, the Seller shall not be under any greater obligation or liability thereby than if such assignment had never occurred and the amount of loss or damage recoverable by the assignee shall be calculated as if that person had been originally named as the Purchaser in this agreement (and, in particular, shall not exceed the sum which would, but for such assignment, have been recoverable hereunder by the Purchaser in respect of the relevant fact, matter or circumstance).

22.	Payments

22.1	Unless otherwise expressly stated (or as otherwise agreed in the case of a given payment), each payment to be made to the Seller or to the Purchaser under this agreement shall be made in AUD by transfer of the relevant amount into the relevant account on the date the payment is due for value on that date and in immediately available funds. The relevant account for a given payment is:

(a)	if that payment is to the Seller:

or such other account (including an account with a financial institution in respect of whom the Seller or another member of the Seller’s Group may have entered into a foreign exchange transaction) as the Seller shall, not less than three Business Days before the date that payment is due, have specified by giving notice to the Purchaser for the purpose of that payment. Payment to the relevant account in accordance with this clause shall constitute a good discharge to the Purchaser in respect of the relevant payment;

(b)	if that payment is to the Purchaser:

or such other account as the Purchaser shall, not less than three Business Days before the date that payment is due, have specified by giving notice to the Seller for the purpose of that payment.

22.2	If a party defaults in making any payment when due of any sum payable under this agreement, it shall pay interest on that sum from (and including) the date on which payment is due until (but excluding) the date of actual payment (after as well as before judgment) at an annual rate equal to 4% per annum, which interest shall accrue from day to day and be compounded monthly.

22.3	If the Purchaser is required by law to make a deduction or withholding in respect of any sum payable under this agreement, other than any withholding related to a breach by the Seller of clause 4, the Purchaser shall, at the same time as the sum which is the subject of the deduction or withholding is payable, make a payment to the Seller of such additional amount as shall be required to ensure that the net amount received by the Seller will equal the full amount which would have been received by it had no such deduction or withholding been required to be made.

23.	General

23.1	Except as otherwise expressly provided in this agreement, each party shall pay the costs and expenses incurred by it in connection with the negotiation, preparation, entering into and completion of this agreement. The Purchaser shall pay any applicable transfer, stamp or VAT tax in connection with the transaction.

23.2	This agreement may be executed in counterparts, which taken together shall constitute one and the same agreement, and any party (including any duly authorised representative of a party) may enter into this agreement by executing a counterpart.

23.3	The rights of each party under this agreement:

(a)	may be exercised as often as necessary; and

(b)	except as otherwise expressly provided by this agreement, are cumulative and not exclusive of rights and remedies provided by law.

A failure to exercise or a delay in exercising any right, power or remedy under this agreement does not operate as a waiver. A single or partial exercise or waiver of the exercise of any right, power or remedy does not preclude any other or further exercise of that or any other right, power or remedy. A waiver is not valid or binding on the party granting that waiver unless made in writing and specifically.

23.4	To the extent that a representation, warranty, indemnity, undertaking or acknowledgment given by a party in this agreement is given to or for the benefit of any Related Body Corporate of the other party (such other party being referred to as the Recipient) or any director, officer, employee or agent of the Recipient or its Related Bodies Corporate (each referred to as a Third Party Beneficiary), the benefit of that representation, warranty, indemnity, undertaking or acknowledgment is held by the Recipient on trust for, and is enforceable by, each such Third Party Beneficiary, notwithstanding that they are not a party to this agreement.

23.5	Any provision of this agreement that is prohibited or unenforceable in any jurisdiction is ineffective as to that jurisdiction to the extent of the prohibition or unenforceability. That does not invalidate the remaining provisions of this agreement nor affect the validity or enforceability of that provision in any other jurisdiction.

24.	Whole Agreement

24.1	This agreement and the other Transaction Documents contain the whole agreement between the parties relating to the transactions contemplated by the Transaction Documents and supersede all previous agreements, whether oral or in writing, between the parties relating to these transactions except the non-disclosure agreement entered into between Laureate Education, Inc. and the Purchaser's Guarantor dated 24 November 2019. Except as required by statute, no terms shall be implied (whether by custom, usage or otherwise) into this agreement.

24.2	Each party:

(a)	acknowledges that in agreeing to enter into this agreement and the other Transaction Documents it has not relied on: (i) any express or implied representation, warranty, collateral contract or other assurance made by or on behalf of any other party before the entering into of this agreement; or (ii) any warranty given to another party other than itself pursuant to this agreement;

(b)	waives all rights and remedies which, but for this subclause 24.2, might otherwise be available to it in respect of any such express or implied representation, warranty, collateral contract or other assurance; and

(c)	acknowledges and agrees that no such express or implied representation, warranty, collateral contract or other assurance may form the basis of, or be pleaded in connection with, any claim made by it under or in connection with this agreement.

24.3	Save for the termination provisions set out in subclauses 6.6 and 8.7, no party has any right to terminate this agreement and the parties waive their rights (if any) to annul, rescind, dissolve, withdraw from, cancel or terminate this agreement in any circumstances.

24.4	Nothing in this agreement limits or excludes any liability for fraud or limits any remedy which cannot be waived as a matter of applicable law.

24.5	This agreement may only be amended in writing and where such amendment is signed by all the parties.

25.	Governing Law

This agreement and, to the extent permitted by law, all related matters including non-contractual matters shall be governed by the laws of New South Wales, Australia.

26.	Arbitration

26.1	Any dispute, controversy or claim (Dispute) under or in connection with this agreement, including any question regarding its existence, validity or termination, must be resolved pursuant to the dispute resolution process set out in this clause 26.

26.2	A party claiming that a dispute has arisen under this agreement must give notice, in writing, of the Dispute to the other party adequately identifying and providing details of the Dispute (Notice of Dispute).

26.3	Within 10 Business Days after service of the Notice of Dispute (Initial Period), the parties must use their best endeavours to resolve the Dispute.

26.4	If the Dispute is not resolved within the Initial Period (or within such further period as the parties may agree in writing as appropriate) either party may refer the Dispute to mediation to be administered by the Australian Disputes Centre and:

(a)	the mediation must be conducted in accordance with the ADC Guidelines for Commercial Mediation which are operating at the time the matter is referred to the ADC (Guidelines);

(b)	the Guidelines set out the procedures to be adopted, the process of selection of the mediator and the costs involved; and

(c)	the terms of the Guidelines are hereby deemed incorporated into this Agreement.

26.5	The parties must do all things reasonably required to refer the Dispute to mediation by the ADC.

26.6	Each party must pay its own costs (including legal costs) of complying with this clause 26.

26.7	In the event that the Dispute has not been settled within 28 days (or such other period as agreed to in writing between the parties), after the appointment of a mediator, either party may refer the Dispute to arbitration to be finally resolved under the Arbitral Rules of the Australian Centre for International Commercial Arbitration (ACICA), which rules are deemed to be incorporated by reference in this clause 26.

26.8	The parties agree that:

(a)	the tribunal will consist of three arbitrators. Each party must appoint one arbitrator within 15 days of the notice of arbitration. The third arbitrator, who will be the chair of the tribunal, must be nominated by the two party-appointed arbitrators within 15 days of the last of their appointments. If either party fails to nominate an arbitrator within 15 days of the notice of arbitration or if the two party-appointed arbitrators fail to agree upon an arbitrator within 15 days of their appointments, the arbitrator must be appointed by Sydney;

(b)	the seat of the tribunal must be Sydney; and

(c)	the language of the arbitration will be English.

26.9	This clause 26 does not apply to any Dispute for which an expert determination procedure is provided under Schedule 7 subclause 6.6 and Schedule 12 clause 3.

26.10	Nothing in this clause 26 will be construed as preventing the parties from seeking urgent injunctive or interlocutory relief or conservatory or similar interim relief in any court of competent jurisdiction at any time that a Dispute has arisen under this Agreement.

26.11	The Seller irrevocably appoints Allens (Attention: Vijay Cugati) of 126 Phillip Street, Sydney NSW Australia as its agent (Seller Agent) to receive and acknowledge on its behalf service of any document relating to any legal or administrative proceeding, procedure, suit or action relating to or arising out of this agreement. The Seller agrees that any service of any such document on the Seller Agent will be treated as effective service on the Seller for all purposes.

26.12	The Purchaser irrevocably appoints Hogan Lovells (Attention: David Holland) of 20 Martin Place, Sydney NSW 2000 as its agent (Purchaser Agent) to receive and acknowledge on its behalf service of any document relating to any legal or administrative proceeding, procedure, suit or action relating to or arising out of this agreement. The Purchaser agrees that any service of any such document on the Purchaser Agent will be treated as effective service on the Purchaser for all purposes.

27.	Language

The language of this agreement and the transactions envisaged by it is English and all notices, demands, requests, statements, certificates or other documents or communications must be in English unless otherwise agreed.

THIS AGREEMENT has been signed by the parties (or their duly authorised representatives) on the date stated at the beginning of this agreement.

Schedule 1

The Target Companies

Company name:	LEI Higher Education Holdings Pty Ltd
Company number:	142 712 847
Registered office:	Level 24, 680 George Street, Sydney NSW 2000, Australia
Date and place of incorporation:	22 March 2010, Victoria (Australia)
Directors:

Michael James Reed

Victoria Elizabeth Silbey, who is expected to be replaced with Rick H. Sinkfield prior to Completion as Mr Sinkfield took over the role of Laureate Chief Legal Officer on 17 July 2020

Secretary:	N/A
Financial year end:	31 December
Issued share capital:	62,373,651 ordinary shares
Registered shareholder(s):	Name	No of shares	% of capital
	LEI AMEA Investments B.V.	62,373,651	100%

Company name:	LEI Australia Holdings Pty Ltd
Company number:	133 805 820
Registered office:	Level 24, 680 George Street, Sydney NSW 2000, Australia
Date and place of incorporation:	21 October 2008, Victoria (Australia)
Directors:

Michael James Reed

Victoria Elizabeth Silbey, who is expected to be replaced with Rick H. Sinkfield prior to Completion as Mr Sinkfield took over the role of Laureate Chief Legal Officer on 17 July 2020

Secretary:	Julie Craig
Financial year end:	31 December
Issued share capital:	78,302,488 ordinary shares
Registered shareholder(s):	Name	No of shares	% of capital
	LEI AMEA Investments B.V.	78,302,488	100%

Company name:	LESA Education Services Holdings Pty Ltd
Company number:	606 999 955
Registered office:	Level 24, 680 George Street, Sydney NSW 2000, Australia
Date and place of incorporation:	10 July 2015, Queensland (Australia)
Directors:	Linda Mary Brown Michael James Reed
Secretary:	Julie Craig
Financial year end:	31 December
Issued share capital:	2,966,865 ordinary shares
Registered shareholder(s):	Name	No of shares	% of capital
	LEI AMEA Investments B.V.	2,966,865	100%

Company name:	LEI New Zealand
Company number:	3261127
Registered office:	DLA Piper New Zealand, DLA Piper Tower, 205 Queen Street, Auckland Central, Auckland, 1010, New Zealand
Date and place of incorporation:	7 February 2011, Auckland (New Zealand)
Directors:	Linda Mary Brown Michael James Reed
Secretary:	N/A
Financial year end:	31 December
Issued share capital:	465,003 ordinary shares
Registered shareholder(s):	Name	No of shares	% of capital
	LEI AMEA Investments B.V.	465,003	100%

Schedule 2

The Subsidiaries

Company name:	Torrens University Australia Limited
Company number:	154 937 005
Registered office:	Level 24, 680 George Street, Sydney NSW 2000, Australia
Date and place of incorporation:	3 January 2012, South Australia (Australia)
Directors:	Linda Mary Brown Gregory John Crafter Robert Dennis Gibson Michael Douglas Mann Michael James Reed Paula Riggi Singer Gerard Sutton
Secretary:	Julie Craig
Financial year end:	31 December
Issued share capital:	51,000,002 ordinary shares
Registered shareholder(s):	Name	No of shares	% of capital
	LEI Higher Education Holdings Pty Ltd	51,000,002	100%

Company name:	LEI Australia Education Pty Ltd
Company number:	167 175 206
Registered office:	Level 24, 680 George Street, Sydney NSW 2000, Australia
Date and place of incorporation:	10 December 2013, Victoria (Australia)
Directors:	Linda Mary Brown Michael James Reed
Secretary:	N/A
Financial year end:	31 December
Issued share capital:	87,420,223 ordinary shares
Registered shareholder(s):	Name	No of shares	% of capital
	LEI Australia Holdings Pty Ltd	87,420,223	100%

Company name:	THINK: Education Group Pty Ltd
Company number:	119 365 990
Registered office:	Level 24, 680 George Street, Sydney NSW 2000, Australia
Date and place of incorporation:	21 April 2006, Victoria (Australia)
Directors:	Linda Mary Brown Michael Douglas Mann Michael James Reed Paula Riggi Singer Gerard Sutton
Secretary:	Julie Craig
Financial year end:	31 December
Issued share capital:	7,840,910 ordinary shares
Registered shareholder(s):	Name	No of shares	% of capital
	LEI Australia Education Pty Ltd	7,840,910	100%

Company name:	THINK: Education Services Pty Ltd
Company number:	071 851 842
Registered office:	Level 24, 680 George Street, Sydney NSW 2000, Australia
Date and place of incorporation:	1 December 1995, New South Wales (Australia)
Directors:	Linda Mary Brown Michael Douglas Mann Michael James Reed Paula Riggi Singer Gerard Sutton
Secretary:	Julie Craig
Financial year end:	31 December
Issued share capital:	144 ordinary shares
Registered shareholder(s):	Name	No of shares	% of capital
	THINK: Education Group Pty Ltd	144	100%

Company name:	THINK: Colleges Pty Ltd
Company number:	050 049 299
Registered office:	Level 24 680 George Street, Sydney NSW 2000, Australia
Date and place of incorporation:	4 July 1990, New South Wales (Australia)
Directors:	Linda Mary Brown Michael Douglas Mann Michael James Reed Paula Riggi Singer Gerard Sutton
Secretary:	Julie Craig
Financial year end:	31 December
Issued share capital:	17,479,550 ordinary shares
Registered shareholder(s):	Name	No of shares	% of capital
	THINK: Education Group Pty Ltd	17,479,550	100%

Company name:	Laureate Education Services Australia Pty Ltd
Company number:	603 224 728
Registered office:	Level 24, 680 George Street, Sydney NSW 2000, Australia
Date and place of incorporation:	5 December 2014, Victoria (Australia)
Directors:	Linda Mary Brown Michael James Reed
Secretary:	Julie Craig
Financial year end:	31 December
Issued share capital:	10 ordinary shares
Registered shareholder(s):	Name	No of shares	% of capital
	LESA Education Services Holdings Pty Ltd	10	100%

Company name:	Blue Mountains International Hotel Management Consulting Shanghai Co., Ltd. (步禄酒店管理咨询（上海）有限公司)
Uniform Social Credit Code:	91310000580560337A
Registered office:	Room 227, No. 976, Pubei Road, Xuhui District, Shanghai, China
Date and place of incorporation:	19 August 2011, Shanghai (China)
Legal representative:	Linda Mary Brown – executive director and legal representative
Secretary:	N/A
Financial year end:	31 December
Registered capital:	USD 300,000
Registered shareholder(s):	Name	No of shares	% of capital
	Laureate Education Services Australia Pty Ltd	N/A	100%

Company name:	Media Design School
Company number:	326111
Registered office:	DLA Piper New Zealand, DLA Piper Tower, 205 Queen Street, Auckland Central, Auckland, 1010, New Zealand
Date and place of incorporation:	13 November 1986, Auckland (New Zealand)
Directors:	Linda Mary Brown Michael James Reed
Secretary:	N/A
Financial year end:	31 December
Issued share capital:	100,001 ordinary shares
Registered shareholder(s):	Name	No of shares	% of capital
	LEI New Zealand	100,001	100%

Company name:	Visam Properties Limited
Company number:	1168292
Registered office:	DLA Piper New Zealand, DLA Piper Tower, 205 Queen Street, Auckland Central, Auckland, 1010, New Zealand
Date and place of incorporation:	16 October 2001, Auckland (New Zealand)
Directors:	Linda Mary Brown Michael James Reed
Secretary:	N/A
Financial year end:	31 December
Issued share capital:	10,001 ordinary shares
Registered shareholder(s):	Name	No of shares	% of capital
	LEI New Zealand	10,000	100%

Schedule 3

Leasehold Properties

Schedule 4

Seller’s Warranties

In this Schedule:

(a)	Relevant Date means, in relation to a Group Company, the later of: (a) the date which is two years prior to the date of execution of this agreement; and (b) the date of incorporation of that Group Company; and

(b)	where any statement is qualified by the expression so far as the Seller is aware or to the best of the Seller’s knowledge, information and belief or any similar expression, that statement shall be deemed to refer to the actual knowledge of the Seller or knowledge which the Seller would reasonably have been expected to have after having made reasonable enquiry only of each Key Individual.

1.	information

(a)	All information and documents provided in the Data Room (including in response to questions asked by the Purchaser or its advisers through the Data Room) is true and accurate in all material respects, and so far as the Seller is aware is not misleading or deceptive in any material respect (whether by omission or otherwise).

(b)	The materials uploaded to the Data Room have been compiled and, in relation to responses to questions asked by the Purchaser or its advisers through the Data Room, prepared in good faith.

(c)	As far as the Seller is aware, they have not withheld any material information from the Purchaser which would reasonably be expected to affect the willingness of the Purchaser to enter into this agreement or enter it on materially different terms.

2.	Title

2.1	Ownership of Shares

(a)	The Shares constitute the whole of the issued share capital of the Target Companies and are fully paid up.

(b)	The Seller is the owner of all of the Shares. The Seller is entitled to transfer the full legal and beneficial ownership in the Shares to the Purchaser on the terms set out in this agreement.

(c)	There is no Encumbrance or Permitted Encumbrance over any of the Shares, there is no agreement or commitment in writing to give or create any such Encumbrance (other than this agreement) and, so far as the Seller is aware, no person has made any claim to be entitled to any right over or affecting the Shares.

(d)	There are no agreements, arrangements or understandings in writing in place in respect of the Shares under which a Target Company is obliged at any time to issue any share capital or any other security giving rise to a right over, or an interest in, the capital of that Target Company, including any rights convertible to equity.

2.2	Subsidiaries

(a)	The shares, details of which are set out opposite "issued share capital" under a Subsidiary's name in Schedule 2, constitute the whole of the issued share capital of that Subsidiary. The shares in each such Subsidiary that are indicated in Schedule 2 as being owned by a Target Company or another Group Company are owned by the relevant Group Company free from any Encumbrance and are fully paid up, there is no agreement or commitment in writing to give or create any such Encumbrance and, so far as the Seller is aware, no person has made any claim to be entitled to any right over or affecting any such shares in the Subsidiaries.

(b)	There are no agreements, arrangements or understandings in writing in place in respect of a Subsidiary's shares under which a Subsidiary is obliged at any time to issue any share capital or any other security giving rise to a right over, or an interest in, the capital of that Subsidiary, including any rights convertible to equity.

(c)	Other than as set out in Schedule 2, no Group Company is the owner of any shares of any other company.

3.	Capacity, Incorporation and Insolvency

3.1	Incorporation and capacity of the Seller

The Seller is a limited liability company validly existing under the laws of the Netherlands with the requisite power and authority to enter into and perform, and has taken all necessary corporate action to authorise the execution and performance of its obligations under, this agreement and each of the other Transaction Documents to which it is or will be a party.

3.2	Valid obligations

This agreement constitutes, and each of the other Transaction Documents to which it is or will be a party will, when executed, constitute legal, valid and binding obligations of the Seller in accordance with its terms.

3.3	No default

The execution and delivery by the Seller of this agreement and each of the other Transaction Documents to which it is or will be a party and the performance of its obligations under it and each of them do not and will not conflict with or constitute a default under any provision of:

(a)	any agreement or instrument to which it is a party and which is material in the context of the Transaction; or

(b)	its constitutional documents; or

(c)	any law, lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which it is bound.

3.4	Filings and consents

Other than as expressly set out in this agreement, all authorisations from, and notices or filings with, any governmental or other regulatory authority that are necessary to enable the Seller to execute, deliver and perform its obligations under this agreement, and each of the other Transaction Documents to which it is or will be a party, have been obtained or made (as the case may be) and are in full force and effect and all conditions of each such authorisation have been complied with.

3.5	Incorporation of Group Companies

Each Group Company is a company validly existing under the laws of the country of its incorporation as shown in Schedule 1 or Schedule 2, as applicable, with full power and authority to conduct its business as presently conducted on the date of this agreement.

3.6	Constitutional documents, corporate registers and minute books

(a)	The constitutional, organisational or other equivalent constituent documents of each Group Company have been properly kept and true and accurate copies are in the Data Room or available to the public at the relevant commercial registry.

(b)	The registers and minute books required to be maintained by each Group Company under the law of the jurisdiction of its incorporation:

(i)	are up-to-date;

(ii)	are maintained in accordance with applicable laws; and

(iii)	contain complete and accurate records of all matters required to be dealt with in such registers and books,

in each case in all material respects.

(c)	All registers, books and records referred to in paragraph 3.6(b) are in the possession (or under the control) of the relevant Group Company.

(d)	All material filings, publications, registrations or other formalities required by applicable law to be delivered or made by each Group Company to the commercial registries in each relevant jurisdiction have been duly delivered.

3.7	Group Companies

The particulars relating to the Group Companies set out in Schedule 1 and Schedule 2, as applicable, to this agreement are true and accurate.

3.8	Insolvency

(a)	No Group Company is the subject of an Insolvency Event.

(b)	Where the laws of another jurisdiction apply to any Group Company, a warranty in terms of clause 3.8(a) of this Schedule 4 (with appropriate modifications to reflect the laws of that jurisdiction) is given in respect of that Group Company.

(c)	No administrator, receiver or administrative receiver has been appointed in respect of the whole or any part of the Assets or undertaking of any Group Company.

(d)	No order has been made and no resolution has been passed for the winding-up of any Group Company and, so far as the Seller is aware, no petition has been presented for that purpose.

(e)	No Group Company is unable to pay its debts as they fall due and no Group Company has stopped paying its debts as they fall due.

(f)	No voluntary arrangement, compromise or similar arrangement with creditors has been proposed, agreed or sanctioned in respect of a Group Company.

4.	Compliance

4.1	Compliance with laws

(a)	No Group Company has, since the Relevant Date and up to the date of this agreement, received written notice from any governmental or regulatory body that it is in violation of any applicable statute, regulation, order, decree or judgment of any court or governmental agency of the jurisdiction in which it is incorporated, where such violation or default would have a material adverse effect on the Assets or financial position of the Group taken as a whole.

(b)	So far as the Seller is aware, no Group Company has, since the Relevant Date, done or omitted to do anything, the doing or omission of which amounts to a contravention of any applicable statute, order, regulation or the like giving rise to any material fine, penalty or other liability or sanction on the part of that Group Company.

4.2	Licences

(a)	Each Group Company has in full force and effect all material licences, permissions, authorisations, registrations and consents required for the carrying on of the business as now carried on by it and no Group Company has received written notice that it is materially in default under any such licence, permission, authorisation, registration or consent.

(b)	There is no investigation, enquiry or proceeding outstanding or, so far as the Seller is aware, anticipated and the Seller is not aware of any other circumstances which are likely to result in the suspension, cancellation, modification, revocation or non-renewal of any licence, permission, authorisation, registration or consent required by a Group Company for the carrying on of the business as it is carried on by it on the date of this agreement.

(c)	Each of Torrens University Australia Limited, THINK: Colleges Pty Ltd and MDS is in compliance with the applicable regulatory requirements for the carrying on of the business as now carried on by it and none of them has received written notice that it is in default under any such regulatory requirements.

4.3	Litigation

Except as claimant in the collection of debts arising in the ordinary course of business, no Group Company is engaged in any litigation, arbitration or administrative proceeding which is in progress and which is material in relation to the Group taken as a whole nor, so far as the Seller is aware, has any such proceeding been expressly threatened in writing by or against any Group Company.

5.	Accounts

5.1	General

The Accounts:

(a)	have been prepared in accordance with the Applicable Accounting Standards;

(b)	give a true and fair view of (or the equivalent standard in the jurisdiction of the Group Company to which they relate) the financial position of the relevant Group Company as at the Accounts Date;

(c)	have been certified without reservations by the relevant Group Company's auditors; and

(d)	have been prepared on a basis consistent, in all material respects, with the basis employed in such audited accounts of the relevant Group Company for the immediately preceding financial year, except to the extent necessary to reflect changes to the Applicable Accounting Standards.

5.2	Management Accounts

(a)	The Management Accounts have been prepared on a consistent basis in all material respects with the management accounts for the immediately preceding financial period.

(b)	The Management Accounts, bearing in mind the fact that they are unaudited and may not take into account any adjustments that are customary or required for the purpose of preparing year end consolidated statutory accounts, do not materially misstate, taken as a whole, the Assets and liabilities of the Group Companies as at the date on which the Management Accounts are made nor the profits or losses of the Group Companies for the period concerned.

5.3	Position since Accounts Date

 Since the Accounts Date:

(a)	the Business has been carried on in the ordinary course and in the same manner as it was conducted prior to the Accounts Date;

(b)	there has been no material adverse change in the financial or trading position, profitability, operations, prospects, the Assets or the liabilities of the Group taken as a whole, except as a result of market conditions and other factors generally affecting similar businesses;

(c)	the Group has taken all reasonable steps to preserve the goodwill and the Business;

(d)	no Group Company has issued or allotted any Securities, brought back or redeemed any Securities or otherwise reduced its share capital, declared or paid any dividends or other distributions or authorised, or agreed conditionally or otherwise to do, any of those things;

(e)	no Material Agreement has been varied or terminated;

(f)	no Group Company has repaid any shareholder loans or advances;

(g)	no Group Company has created an Encumbrance over, sold, transferred, leased or disposed of any asset other than in the ordinary course of business and for less than AUD 2,000,000;

(h)	no contracts or commitments differing from those ordinarily necessitated by the nature of the Business have been entered into or incurred;

(i)	no Group Company has cancelled, waived, released or discounted in whole or any party any debt, suit, demand, claim or right; and

(j)	no Group Company has instituted significant changes in management policy.

6.	Commercial arrangements and Insurance

6.1	Material Agreements

In this subparagraph 6.1, Material Agreement means an agreement entered into by a Group Company which:

(i)	has an annual value in excess of AUD 1,000,000; or

(ii)	is a contract of guarantee or indemnity pursuant to which any Group Company guarantees or indemnifies the performance of any obligation by any person other than another Group Company,

other than any Lease.

(a)	A complete copy of each Material Agreement is in the Data Room.

(b)	No Group Company has, since the Relevant Date, received written notice that it is in default of any obligation under any Material Agreement.

(c)	So far as the Seller is aware:

(i)	all Material Agreements are in full force and effect and are valid and binding in accordance with their terms (subject to applicable insolvency laws);

(ii)	each other party to a Material Agreement has complied with its material obligations under the relevant Material Agreement; and

(iii)	each Material Agreement is at arm's length and within the ordinary course of conduct of the Business.

(d)	No Group Company:

(i)	is at the date of this agreement;

(ii)	will be immediately after Completion; or

(iii)	has been during the five years before the date of this agreement,

a party to any agreement or arrangement (legally enforceable or not) to which the Seller is or was a party to or in which any Seller Group Member, a director, or former director of the Seller or a member of the Seller's Group is was interested in in any way.

6.2	Indebtedness

(a)	No Group Company has, since the Relevant Date, received any written notice:

(i)	to repay any borrowings or indebtedness under any agreement relating to any borrowing (or indebtedness in the nature of borrowing) which are repayable on demand; or

(ii)	that an event of default has occurred and is outstanding under any agreement relating to any borrowing (or indebtedness in the nature of borrowing) or other credit facility of a Group Company.

(b)	The total amount borrowed by each Group Company from its bankers does not exceed its overdraft and other facilities.

(c)	So far as the Seller is aware, no Group Company has outstanding any loan capital or any money borrowed or raised (other than under its bank facilities or normal trade credits).

(d)	No Group Company has, since the Relevant Date, lent any money which is due to be repaid and has not been repaid and no Group Company owns the benefit of any debt, other than in any such case: (i) any debts accrued in the ordinary course of its business; (ii) any Intra-Group Payables or Intra-Group Receivables; and (iii) any loans from one Group Company to another Group Company.

6.3	Insurances

The Group Companies have taken out insurances on the bases and in respect of the risks referred to in the list of insurance cover contained in the Data Room, and:

(a)	so far as the Seller is aware, such insurances are in full force and effect;

(b)	so far as the Seller is aware, there are no special circumstances which might lead to any liability under such insurances being avoided by the insurers; and

(c)	so far as the Seller is aware, no material claims which remain outstanding have been made under any such insurances.

7.	Assets

7.1	General warranties

(a)	The Group owns the Assets (other than the Rental Assets) free from any Third Party Interests and so far as the Seller is aware, there are no matters that could result in the creation of any Third Party Interests.

(b)	All Third Party Interests granted to or by any Group Company have (if appropriate) been registered in accordance with law or comply with all necessary formalities as to registration.

(c)	Each Group Company has taken all necessary action to ensure that each Encumbrance granted in its favour under any document to which it is a party is enforceable, registered, perfected, protected and afforded priority in accordance with the PPSA, or where the laws of another jurisdiction apply to any Group Company, the relevant register of Encumbrances in that jurisdiction.

(d)	The Assets:

(i)	are in the possession of a Group Company, the relevant employees or officeholders;

(ii)	are all of the assets necessary for the proper conduct of the Business in the ordinary course; and

(iii)	are in satisfactory working order in all material respects, fair wear and tear excepted.

(e)	There are no outstanding proposals of, or written notices, orders or directions given by any Government Agency about the Assets or their use.

(f)	So far as the Seller is aware, there are no matters which may:

(i)	result in any order, notice, direction or proposal by any Government Agency about the Assets or their use; or

(ii)	impair, prevent, or otherwise interfere with the Group's use of the Assets prior to or after Completion.

7.2	Property

(a)	Schedule 3 sets out complete and accurate material particulars of the Leasehold Properties, including all options for renewal, the current rents payable and the dates and conditions of future rent reviews.

(b)	The Leasehold Properties are the only real property leased, controlled, used or occupied by any Group Company and the Business is carried on only at the Leasehold Properties.

(c)	The current use of the Leasehold Properties is permitted by applicable law and the relevant licenses, including all applicable planning and zoning regulations and there are no infringements.

(d)	In respect of each Leasehold Property, a Group Company has a valid legal title or licence for the term of the relevant lease under which that Leasehold Property is held (the Lease), free from onerous or unusual conditions, to all rights necessary for the current use and enjoyment of that Leasehold Property.

(e)	To the knowledge of the Seller, the landlord of each Leasehold Property is the registered proprietor of that land, or otherwise has a genuine interest in that land sufficient to lawfully grant the Leases to the relevant Group Company

(f)	Where a Group Company’s interest in a Leasehold Property was acquired by way of assignment or sublease, the interest was validly acquired and all necessary consents and approvals were obtained and formally documented. Such documentation has been made available in the Disclosed Information.

(g)	No Group Company has received any written:

(i)	notice served by the relevant landlords for the purposes of amending, invalidating or terminating any of the Leases;

(ii)	notice to vacate or default notice from any third party in respect of any of the Leasehold Properties;

(iii)	notice from a Government Agency related to any of the Leasehold Properties that will, or would be reasonably likely to, affect any Group Company’s use and enjoyment of the property or give rise to any liability for any Group Company; or

(iv)	notice or proposal requiring work to be done or expenditure to be made on or in respect of any of the Leasehold Properties.

(h)	To the knowledge of the Seller, the Group Companies hold, or enjoy the benefit of, all rights, interest and privileges which are necessary or appropriate for the conduct of the Business from the Leasehold Properties. No right or facility necessary for the current use and enjoyment of any of the Leasehold Properties is enjoyed on terms entitling any person to terminate or curtail it, save on determination of the relevant Lease.

(i)	The Leasehold Properties are free from any Encumbrance.

(j)	So far as the Seller is aware, no Group Company is in breach of any statutory, municipal or other requirement (including zoning requirements, planning consents and building permits) in connection with the use of the Leasehold Properties and the transactions contemplated by this agreement will not trigger any such breach or default.

(k)	There are no material disputes affecting any of the Leasehold Properties.

(l)	To the knowledge of the Sellers, there are no restrictive covenants or provisions, legislation, orders, charges, restrictions, agreements, conditions or other matters which preclude the use of the Leasehold Properties for the purpose or purposes for which the Leasehold Properties are now used.

(m)	No Group Company or member of the Seller's Group has received any:

(i)	written notice, order or declaration from a Government Agency materially affecting any Leasehold Property which will not be dealt with at Completion, other than the usual rate notices and any land tax notices, and which, in each case, requires the demolition of the improvements on the Property or, under the zoning for the Property in the relevant planning scheme, prevents the Property from being able to be used as it is currently used on the date of this agreement;

(ii)	written notice, order, declaration, report or recommendation from a Government Agency relating to a compulsory acquisition proposal affecting any Leasehold Property; or

(iii)	written notice, order, declaration, report or recommendation from a Government Agency in connection with resumptions, road dedications, road widening or similar things affecting the Leasehold Properties.

(n)	So far as the Seller is aware, the Group Companies have paid all rent, rates and other amounts that are presently due and payable in respect of the Leasehold Properties.

(o)	Each Group Company has complied with or satisfied all applicable laws concerning the Leasehold Properties which are required to be complied with or capable of satisfaction on or before Completion, including by obtaining all planning, development, building, occupancy and other consents for construction, fitting out, use and occupancy of the Leasehold Properties and satisfying all conditions attached to those consents.

(p)	Where required by law, the leases of the Leasehold Properties and all options for renewal of the leases of the Leasehold Properties have been properly registered on the titles to the Leasehold Properties or submitted for registration in the appropriate office or registry. In all other cases the leases for the Leasehold Properties are protected by caveats registered on the titles to the Leasehold Properties or fall within the category of leasehold interests that receive statutory protection in the relevant jurisdiction without the requirement for registration.

(q)	No Group Company has any interest in land except for its interest in properties subject of the Leasehold Properties.

(r)	So far as the Seller is aware, the landlords of each Lease have transferred their interests in the land to the registered proprietors noted on the relevant title searches.

(s)	So far as the Seller is aware, the Data Room contain accurate copies of each lease entered in the name of a Group Company in respect of each Leasehold Property and constitute and reflect the current lease terms.

(t)	So far as the Seller is aware, each consent required under any legislation or Lease or from any authority for any development or use carried out by the Group Companies on any Leasehold Property has been properly obtained. All conditions or restrictions imposed in any such consent have been observed and performed in all respects.

8.	Intellectual Property

In this paragraph 8, Intellectual Property Rights means (a) copyright, patents, database rights and rights in trademarks, designs, business names, know-how, domain name licences and confidential information (whether registered or unregistered), (b) applications for registration, and rights to apply for registration, of any of the foregoing rights and (c) all other intellectual property rights and equivalent or similar forms of protection existing in Australia or New Zealand.

(a)	The Data Room contains a list (as referred to in the Disclosure Schedule) of all patents, registered trademarks, domain names, registered service marks, registered designs or other registered Intellectual Property Rights of which a Group Company is the registered proprietor or for which application has been made by a Group Company.

(b)	The Group Companies legally and beneficially own or use pursuant to binding licence agreements all Intellectual Property Rights necessary to conduct their business substantially in the manner presently conducted on the date of this agreement.

(c)	No Group Company has infringed the Intellectual Property Rights, rights of confidentiality, moral rights or any other rights of any other person.

(d)	So far as the Seller is aware, there has, since the Relevant Date, been no unauthorised use by any person of any material Intellectual Property Rights of a Group Company or any confidential information belonging to any Group Company.

(e)	No know-how, trade secret or other confidential information of a Group Company has been disclosed or made available to any third party except in the ordinary course of business or subject to a binding obligation of confidentiality on the part of the recipient.

(f)	No Group Company carries on business under a name or names other than its registered corporate or trade names.

9.	INFORMATION TECHNOLOGY

In this paragraph 9:

Business IT means all Information Technology owned or used by any Group Company and which is material to its business; and

Information Technology means computer systems, communication systems, software and hardware.

(a)	So far as the Seller is aware, the Business IT is in good working order in all material respects. So far as the Seller is aware, the present capacity and performance of the Business IT is sufficient to satisfy the business requirements (including requirements as to data volumes) of the business as it is carried out on the date of this agreement.

(b)	So far as the Seller is aware, there are, and, since the Relevant Date, there have been, no performance reductions or breakdowns of, or logical or physical intrusions to, any Business IT or losses of data which in each case have had (or are having) a material adverse effect on the business.

(c)	A Group Company either owns or is validly licensed to use all the software comprised in the Business IT.

(d)	None of the Business IT is wholly or partly dependent on any facilities that are not under the ownership, operation or control of a Group Company.

(e)	The Group Companies have a business continuity plan for the Business IT which is designed to minimise the impact of any loss of or damage to the Business IT on the conduct of the business.

(f)	In relation to any contract pursuant to which any material services relating to, and licences of, Business IT are provided to the relevant Group Company:

(i)	it is in full force and effect, no written notice having been given or received by any relevant Group Company to terminate it; and

(ii)	the relevant Group Company has not received or sent written notice that it is in breach of any of its material obligations or that a dispute has arisen in respect of it and the Seller is not aware of any fact or matter which may give rise to a notice to terminate by a counterparty.

10.	DATA PROTECTION

In this paragraph 10, Data Protection Legislation means all applicable laws in connection with privacy and protection of personal data in any jurisdiction in which a Group Company operates its business.

(a)	So far as the Seller is aware, since the Relevant Date:

(i)	any collection, holding, use or disclosure of personal information by a Group Company has been consistent with the Group Company’s privacy policy;

(ii)	each group Company has complied in all material respects with all applicable requirements (including notification requirements) of the Data Protection Legislation in respect of its business and

(iii)	there are no facts, matters or circumstances that could reasonably be expected to give rise to a breach of the Group Company’s privacy policy or Data Protection Legislation.

(b)	No Group Company has, since the Relevant Date, received written notice in respect of any material infringement or alleged infringement of the Data Protection Legislation in respect of its business.

(c)	There are no unresolved complaints or investigations in relation to a Group Company’s data handling practices.

11.	Employment

(a)	The Seller has disclosed to the Purchaser in respect of the Group Companies:

(i)	true and complete copies of the service or employment agreements of the President/Chief Executive Officer, Chief Financial Officer, Vice President – People and Talent, all employees reporting directly to the President/Chief Executive Officer (the Senior Employees);

(ii)	a breakdown of the workforce of the Group Companies, including:

(A)	the total number of full time equivalent employees of the Group Companies as at 27 July 2020 and the annual salary payable to such full time equivalent employees;

(B)	the total number of independent contractors and consultants engaged by the Group Companies;

(C)	the total number of casual employees of the Group Companies as at 27 July 2020;

(D)	the total number of workers engaged by a labour hire provider, that is contracted by a Group Company;

(iii)	details of any arrangement or practice of the Group regarding redundancy payments above the statutory payment;

(iv)	details of any accrued annual leave, long service leave, sick leave and personal/carer's leave entitlements of each employee of each Group Company as at 30 June 2020;

(v)	any written arrangement under which any employee or former employee of any Group Company has received since the Relevant Date or may be entitled to receive any bonus, commission or other payment or benefit (whether contractual or discretionary) that is calculated by reference to the performance of any Group Company or the Group, the performance of the employee or former employee or any combination of these;

(vi)	all commitments given to any employee of any Group Company in relation to change of ownership of the Companies or the transactions contemplated by this agreement;

(vii)	a breakdown of the workforce of the Group Companies by reference to all Modern Awards, Enterprise Agreements and other industrial instruments which cover each employee, including their classification level, or, if no such Modern Award, Enterprise Agreement or other industrial instruments apply to them, confirmation of that fact; and

(viii)	all material policies and practices (whether contractual or discretionary) that are or may be applicable to employment or the termination of employment of any employee of any Group Company or applicable to a contractor, consultant or worker engaged by any Group Company.

(b)	The Group Companies have complied in all material respects with the provisions of all applicable employment legislation, regulations, Modern Award, Enterprise Agreement and employment agreements applicable to any of its current and former employees.

(c)	No Group Company is or has, since the Relevant Date, been involved in any material dispute, claim or legal proceedings whether arising in common law, contract, statute or otherwise with or in relation to any employee, contractor or worker or a former employee, contractor or worker and, so far as the Seller is aware, there is no fact or matter in existence which could give rise to any such dispute, claim or legal proceedings.

(d)	Except as disclosed under subparagraph 11.1(a) above, there is not in existence any written contract of employment between a Group Company and a Senior Employee which cannot be terminated by 12 months’ notice or less without giving rise to a claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal).

(e)	Except as disclosed under subparagraph 11.1(a) above, there is not outstanding any written agreement or written arrangement to which a Group Company is a party for profit-sharing or for payments to any Senior Employee of bonuses or for incentive payments or other similar matters.

(f)	No Senior Employee has given or been given written notice to terminate his employment.

(g)	Save as has been disclosed in the Data Room, no Group Company has any written agreement or written arrangement with, or recognises, a trade union, works council, staff association or other body representing any of its workers.

(h)	No Group Company has entered into any written arrangement in breach of s 15 of the Labour Hire Licensing Act 2018 (Vic), s 12 of the Labour Hire Licensing Act 2017 (SA) or s 11 of the Labour Hire Licensing Act 2017 (Qld).

(i)	The Group Companies have complied with the terms of all applicable industrial instruments (including modern awards and enterprise agreements, within the meaning of the Fair Work Act 2009 (Cth), and transitional instruments, within the meaning of the Fair Work Act (Transitional Provisions and Consequential Amendments) Act 2009 (Cth)).

(j)	Each Group Company maintains accurate leave records for each of its employees in accordance with regulation 3.36 of the Fair Work Regulations 2009 (Cth) and no employee of a Group Company has been misrepresented as a casual employee or independent contractor.

(k)	Each Group Company has:

(i)	paid all amounts due to each employee and former employee other than in respect of remuneration accrued for the current salary payment period and current expense claims;

(ii)	otherwise complied with all of its obligations in relation to the employment and classification of its employees or engagement of workers (both current and former) including all obligations arising under any Modern Award, Enterprise Agreement or Transitional Agreement, all obligations in relation to occupational health and safety and workers' compensation and all other applicable employment legislation and regulations; and

(iii)	made sufficient provision in its accounting records as at the Accounts Date for all annual leave, long service leave and personal/carer's leave entitlements then due to all employees.

(l)	No Group Company has claimed any payments under the JobKeeper Scheme.

12.	Not used

13.	TAX

13.1	Taxation liabilities

(a)	All Taxation of any nature whatsoever for which a Group Company is liable has been duly paid and no written arrangement or written agreement has been entered into by any Group Company which extends the period of assessment or payment with respect to any Taxation.

(b)	All Taxation for which a Group Company is liable in respect of the equity transfer from Blue Mountains International Hotel Management School Pty Limited to Laureate Education Services Australia Pty Ltd on 7 September 2018 has been duly paid.

(c)	Any liability of a Group Company to pay the superannuation guarantee charge in relation to any person who provides labour to a Group Company has been duly paid.

13.2	Taxation returns

(a)	All notices, computations and returns which ought to have been submitted to a Taxation Authority by a Group Company have been properly and duly so submitted and all information, notices, computations and returns submitted to a Taxation Authority are true, accurate and complete in all material respects and are not the subject of any material dispute with a Taxation Authority.

(b)	All material records which a Group Company is required to keep for Taxation purposes have been duly kept and are available for inspection at the premises of the Group Company or at the premises of PricewaterhouseCoopers, being the taxation adviser to the Group Companies.

(c)	No Group Company has asked for any extensions of time for the filing of any currently outstanding tax returns or other documents relating to Taxation.

13.3	Penalties and interest

No Group Company has within the past three years paid or become liable to pay any material interest, penalty, surcharge or fine relating to Taxation.

13.4	Investigations

No Group Company has within the past 12 months been subject to or, so far as the Seller is aware, is subject to any current, pending or anticipated non-routine investigation or audit by any Taxation Authority.

13.5	Arm’s length transactions

All transactions and other dealings between any Group Company on the one hand, and any international related party on the other, have been (and can be demonstrated to have been) conducted at arm’s length in accordance with applicable transfer pricing rules.

13.6	No debt forgiveness

No debt or liability of a Group Company has been forgiven within the meaning of Division 245 of the Income Tax Assessment Act 1997 (Cth) nor has any arrangement for such a forgiveness been entered into in relation to any such debts or other liabilities.

13.7	Correct Withholdings

Any obligation of or on behalf of a Group Company under any law with respect to Taxation to withhold or deduct amounts at source, including but not limited to non-resident interest, dividend and royalty withholding tax and withholding from the salary or wages of employees or former employees, has been complied with including where appropriate, duly paid to the relevant Tax Authority in accordance with the relevant law and by the relevant due date.

13.8	Tax Consolidation

Each Group Company which is resident of Australia for income tax purposes is, and will remain at Completion, a member of a valid multiple entry income tax consolidated group as defined in section 719-5 of the Income Tax Assessment Act 1997 (Cth) and for which LEI Australia Holdings Pty Ltd is, and will remain at Completion, the provisional head company.

13.9	Income Tax Loss Deductions

All claims with respect to the deduction of Australian income tax losses with respect to any period or part period before Completion comply with and satisfy the current and prior year tax loss provisions contained in Divisions 165, 166 and 167 of the Income Tax Assessment Act 1997 (Cth).

13.10	GST

In relation to GST:

(a)	each Group Company:

(i)	is registered for GST under the GST Act where required to be registered for GST;

(ii)	has complied in all respects with the GST Act;

(iii)	is not in default of any obligation to make any payment or return (including any business activity statement) or notification under the GST Act; and

(iv)	Has correctly claimed input tax credits on all creditable acquisitions and has held valid tax invoices in each relevant tax period in which the input tax credits were claimed and continues to hold those tax invoices as required by law;

(b)	there is no contract, arrangement or understanding requiring a Group Company to supply anything which does not contain a provision enabling the Group Company as a supplier to require the other party to the contract, arrangement or understanding to pay to the Group Company the amount of any GST for which the Group Company (or the representative member of any GST group of which the Group Company is or has been a member) is liable on a supply under that contract, arrangement or understanding in addition to the consideration for that supply or otherwise seek reimbursement so that the Group Company retains the amount it would have retained but for the imposition of GST;

(c)	there is no contract, arrangement or understanding requiring a Group Company to pay any amount in respect of GST on a supply which does not contain a provision enabling the Group Company as recipient to require the other party to the contract arrangement or understanding to provide to the Group Company a Tax invoice for any GST on that supply prior to the due date for payment for that supply; and

(d)	there is and has been no payment of any amount in respect of GST made by a Group Company where it is not contractually obliged to make such payment.

13.11	Duty

(a)	All documents in respect of which a Group Company is liable to pay duty and all transfers of any issued shares or units in any Group Company (other than as contemplated by this Agreement), have been properly stamped under applicable duty legislation and there are no outstanding assessments of duty in respect of any document in respect of which a Group Company is liable to pay duty, nor any requirement on the part of a Group Company to upstamp any document in the future on account of any interim stamping.

(b)	All duty assessed in respect of any document which a Group Company is liable to pay has been paid and any document required to be stamped has not been insufficiently stamped.

(c)	In respect of all transactions to which a Group Company is a party, or may be interested in the enforcement of, and which were effected without a written instrument, all necessary statements, forms or applications have been lodged with the relevant revenue authorities and all duty assessed has been paid and the statement, form or application in respect of the transaction has been properly stamped and has not been insufficiently stamped.

(d)	No Group Company has been a party to any transaction where an exemption, concession or other relief from duty was obtained in relation to that transaction, including any transaction in relation to which the relevant Group Company received, whether wholly or partly, relief from duty under any corporate reconstruction, exemption or concession provisions or as a result of ex gratia arrangements in any Australian jurisdiction.

Schedule 5

Disclosure Schedule

Schedule 6

Claims

1.	Disclosed Information

1.1	The following are taken to be disclosed to the Purchaser:

(a)	all information contained in:

(i)	the Data Room; or

(ii)	this agreement, any other Transaction Document or any document referred to in the agreement as being in the Agreed Form (in each case including the recitals of, and each schedule, annexure or attachment to, the relevant document); or

(iii)	the Accounts (including any notes to and any auditors' and directors' report on them) or the Management Accounts;

(b)	the VDD Reports;

(c)	the facts, matters and circumstances disclosed in the Disclosure Schedule;

(d)	any fact, matter or circumstance which is within the actual knowledge of the Purchaser Deal Team Member prior to the date of this agreement; and

(e)	all information which would have been disclosed to the Purchaser had the Purchaser conducted searches five Business Days before the date of this agreement of the public records maintained by any of the following:

(i)	the Australian Securities and Investments Commission;

(ii)	IP Australia;

(iii)	the Land Titles Office (or its equivalent in each State and Territory of Australia);

(iv)	searches against each Group Company on the High Court, Federal Court and the Supreme Courts in every State and Territory of Australia;

(v)	on the Australian personal Property Securities Register;

(vi)	the New Zealand Companies Office Register;

(vii)	registers maintained by the District Court of New Zealand, High Court of New Zealand, Court of Appeal of New Zealand or Supreme Court of New Zealand;

(viii)	registers maintained by the Intellectual Property Office of New Zealand; and

(ix)	registers maintained by Land Information New Zealand,

(together, the Disclosed Information).

1.2	The fact that any information or document in the Data Room is in a language other than English shall not render the disclosure of that document, or any matter referred to in it, as not Fairly Disclosed for the purposes of paragraph 2.1(a) below.

1.3	References in the Disclosure Schedule to paragraph numbers shall be to paragraph numbers in Schedule 4 to which the disclosure is most likely to relate. Such references are given for convenience only and shall not limit the effect of any of the Disclosed Information, all of which is made against the Seller’s Warranties as a whole. Information set out in the Disclosure Schedule and other Disclosed Information is included solely to qualify the Seller’s Warranties, is not an admission of liability with respect to the matters covered by such information and is not warranted in any respect whatsoever. The inclusion of any specific item or amount in the Disclosure Schedule or in any other Disclosed Information is not intended to imply that such item or amount (or higher or lower amounts) is or is not material, and no party shall use the fact of the inclusion of any such item or amount in the Disclosure Schedule or in any other Disclosed Information in any dispute as to whether any obligation, item, amount or matter not described therein is or is not material for the purposes of this agreement.

2.	Exclusions

2.1	The Seller shall not be liable in respect of any Warranty Claim or any claim under the General Indemnity to the extent that the matter or circumstance giving rise to the Warranty Claim or any claim under the General Indemnity:

(a)	was Fairly Disclosed in the Disclosed Information; or

(b)	was disclosed in this agreement, including the Schedules (other than the Disclosure Schedule).

2.2	The Seller shall not be liable in respect of any Warranty Claim or any claim under the General Indemnity (other than any Warranty Claim in respect of the Tax Warranties) to the extent that the matter or circumstance giving rise to the Warranty Claim or any claim under the General Indemnity:

(a)	was taken into account in the Accounts or the Completion Statement or is otherwise reflected in the Accounts or the Completion Statement or in calculating the Purchase Price; or

(b)	has been or is made good or is otherwise compensated for without cost or delay to the Purchaser or any Group Company; or

(c)	would not have arisen (or would have been reduced) but for a change in legislation or a change in the interpretation of legislation on the basis of case law made after the date of this agreement (whether relating to Taxation, the rate of Taxation or otherwise) or any amendment to or the withdrawal of any practice previously published by any Taxation Authority, in either case occurring after the date of this agreement, whether or not that change, amendment or withdrawal purports to be effective retrospectively in whole or in part; or

(d)	would not have arisen (or would have been reduced) but for any change at or after Completion of (i) the date to which any Group Company makes up its accounts or (ii) in the bases, methods, principles or policies of accounting of any Group Company other than a change which is reported by the auditors for the time being of a Group Company to be necessary in their opinion because such bases, methods, principles or policies of accounting as at the date of Completion are not in accordance with any published accounting practice or principle then current; or

(e)	would not have arisen (or would have been reduced) but for any act or omission of any member of the Seller’s Group or any Group Company on or before Completion carried out at the written request of the Purchaser or any act or omission of the Purchaser or any Group Company after Completion; or

(f)	would not have arisen (or would have been reduced) but for any failure or omission by any Group Company to make any valid claim, election, surrender or disclaimer, to give any valid notice or consent or to do any other thing under the provisions of any enactment or regulation relating to Taxation after Completion, the making, giving or doing of which was taken into account in computing the provisions for Taxation in the Accounts or the Completion Statement or was referred to in the Disclosed Information; or

(g)	would not have arisen (or would have been reduced) but for any claim, election, surrender, revocation or disclaimer made or notice or consent given after Completion by any Group Company or any member of the Purchaser's Group under the provisions of any enactment or regulation relating to Taxation other than any claim, election, surrender, revocation, disclaimer, notice or consent assumed to have been made, given or done in computing the amount of any allowance, provision or reserve in the Accounts or the Completion Statement; or

(h)	would not have arisen (or would have been reduced) but for a cessation, or any change in the nature or conduct, of any trade carried on by any Group Company at Completion, being a cessation or change occurring on or after Completion.

3.	Financial limits

Subject to paragraph 15, the liability of the Seller shall be limited as follows:

(a)	there shall be disregarded for all purposes, and the Seller shall not be liable in respect of, any Claim in respect of which the amount of the damages (or, in the case of a Tax Covenant Claim, the amount) to which the Purchaser would otherwise be entitled is less than:

(i)	in respect of Claims in respect of Title and Capacity Warranties, nil;

(ii)	in respect of all other Claims other than a claim under clause 10 of this agreement, A$450,000;

(b)	the Seller shall not be liable in respect of any Warranty Claim or Tax Covenant Claim or any claim under the General Indemnity unless the aggregate amount of damages (or, in the case of a Tax Covenant Claim, the amount) resulting from any and all Warranty Claims and Tax Covenant Claims or any claims under the General Indemnity (other than Claims disregarded as contemplated by paragraph (a) above) exceeds in aggregate the retention under the W&I Insurance Policy;

(c)	the maximum aggregate liability of the Seller arising out of or in connection with any and all Warranty Claims, Tax Covenant Claims or any claim under the General Indemnity shall not exceed AUD 1;

(d)	the Seller shall not be liable in respect of any Other Claim unless the aggregate amount of damages resulting from any and all Other Claims (other than Other Claims disregarded as contemplated by paragraph (a) above) exceeds in aggregate AUD 250,000; and

(e)	the maximum aggregate liability of the Seller in respect of all and any Other Claims shall not exceed USD$321,345,000.

4.	Time limits

(a)	The liability of the Seller in respect of all Claims shall terminate:

(i)	on the seventh anniversary of the Completion Date in respect of the Tax Warranties, Title and Capacity Warranties and in respect of Tax Covenant Claims or under the General Indemnity in respect of Title and Capacity Warranties;

(ii)	on the three-and-a-half year anniversary of the Completion Date in respect of a breach by the Seller of clause 10 of this agreement;

(iii)	on the third anniversary of the Completion Date in respect of a breach of all other Seller’s Warranties or under the General Indemnity in respect of any other Seller's Warranties; and

(iv)	on the date that is 18 months after the Completion Date in respect of all Other Claims (other than, for the avoidance of doubt, a Special Claim or a claim under clause 10 of this agreement),

except in respect of any Claim of which notice is given to the Seller in accordance with the provisions of paragraph 5 below before the relevant date in paragraphs (i) to (iv) above. The liability of the Seller in respect of any Claim shall in any event terminate if proceedings in respect of it have not been commenced within six months after the giving of notice of that Claim in accordance with the provisions of paragraph 5 below.

(b)	The liability of the Seller:

(i)	in respect of a Special Employment Claim or a claim under clause 10 of this agreement shall terminate on the seventh anniversary of the Completion Date except in respect of any Special Employment Claim or a claim under clause 10 of this agreement of which notice is given to the Seller in accordance with the provisions of paragraph 5 below before that date;

(ii)	in respect of a Special Tax Claim shall terminate on the fifth anniversary of the date of this agreement except in respect of any Special Tax Claim of which notice is given to the Seller in accordance with the provisions of paragraph 5 below before that date; and

(iii)	in respect of any Special Claim or a claim under clause 10 of this agreement shall in any event terminate if proceedings in respect of it have not been commenced within six months after the giving of notice of that Special Claim or a claim under clause 10 of this agreement in accordance with the provisions of paragraph 5 below.

5.	Notice

If the Purchaser or, following Completion, any Group Company becomes aware of a matter or circumstance which may give rise to a Claim, the Purchaser shall give notice to the Seller specifying the relevant facts (including the Purchaser's estimate, on a without prejudice basis, of the amount of such Claim) as soon as reasonably practicable (and in any event within 30 days) after it or the relevant Group Company (as the case may be) becomes aware of that matter or circumstance.

6.	Reduction in Purchase Price

Any payment made by the Seller in respect of a Claim shall, to the maximum extent possible, be deemed to be a reduction in the Purchase Price.

7.	Duty to mitigate

The Purchaser shall take all steps reasonably necessary to mitigate any loss or damage incurred by it as a result of any matter or circumstance giving rise to a Claim.

8.	Waiver of set-off etc.

The Purchaser waives any and all rights of set off, counterclaim, deduction or retention against or in respect of any of its payment obligations under this agreement or any of the other Transaction Documents which it might otherwise have by virtue of any Claim.

9.	Contingent liabilities

If any Claim is based upon a liability which is contingent only, the Seller not shall have any obligation to make a payment in respect thereof unless (and until) such liability ceases to be contingent.

10.	No double recovery

The Purchaser agrees that it shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of the same loss. For this purpose, recovery by any member of the Purchaser’s Group shall be deemed to be recovery by the Purchaser.

11.	No liability for consequential loss etc.

The Seller shall not have any liability for any Consequential Loss.

12.	Tax Warranties

The provisions of paragraphs 4, 5, 6 and 7 of Schedule 7 shall apply to the Tax Warranties.

13.	Other Claims

The provisions of paragraphs 1, 2, 5, 6, 7, 8, 9, 10 and 11 of this Schedule 6 shall apply, mutatis mutandis, to any Other Claim save that paragraphs 1 and 2 shall not apply to any Special Claims.

14.	Conduct of Special Tax Claims

The provisions of paragraphs 3, 4, 5, 6 and 7 (other than paragraph 7.11) of Schedule 7 shall apply, mutatis mutandis, to any Special Tax Claim.

15.	Effect of fraud

Save for paragraphs 5, 7 and 10 of this Schedule 6, the limitations set out in this Schedule shall not apply to limit the liability of the Seller in the event of a claim arising against the Seller as a result of fraud on the part of the Seller.

Schedule 7

Tax Covenant

1.	INTERPRETATION

1.1	In this Schedule, unless the contrary intention appears, words and expressions defined elsewhere in this agreement have the same meaning and:

Accounts Relief means any Relief which is taken into account in the Completion Statement as an asset;

Post Completion Relief means a Relief arising to a Group Company which is neither a Seller’s Relief nor an Accounts Relief;

Potential Liability means a liability to or claim for Taxation or a non-availability, loss, reduction or cancellation of any Relief which may result in a claim against the Seller under this Schedule, or which may do so if paragraph 3 of Schedule 6 were not to apply, or any matter which may result in a claim against the Seller for breach of a Tax Warranty;

Relevant Period means any period ended prior to Completion in respect of which a Group Company is required to make a return or a payment to a Taxation Authority;

Relief means any loss, allowance, credit, relief, deduction or set-off in respect of, or taken into account, or capable of being taken into account, in the calculation of a liability to, Taxation or any right to a repayment of Taxation;

Saveable Amount means, in respect of a Relief, the amount by which a liability to Taxation may be decreased by the use of that Relief;

Seller’s Conduct Matter means, in relation to a Group Company, the preparation and submission of all notices, claims, returns and computations, the preparation and submission of all correspondence relating to such notices, claims, returns and computations and the negotiation and agreement of all matters relevant to the tax position of such Group Company for a Relevant Period;

Seller’s Group means the Seller and those companies (other than a Group Company) which may be treated for relevant Taxation purposes as being, or as having at any time been, either a member of the same group of companies as the Seller or otherwise associated with the Seller;

Seller’s Relief means a Relief arising to a Group Company as a result of a Transaction or Transactions occurring (or deemed to occur) on or before Completion or in respect of a period ended on or before Completion but that is not an Accounts Relief;

Straddle Period means any period commencing before Completion which is not a Relevant Period; and

Transaction means any transaction, event, act or omission (or any transaction, event, act or omission deemed to occur for Taxation purposes).

1.2	In this Schedule, references to:

profits include income, profits or gains of any description and from any source;

profits earned on or before a certain date or in respect of a certain period include profits treated as, or deemed to be, earned on or before that date or in respect of that period for Taxation purposes;

profits earned include profits earned, accrued or received (or treated as, or deemed to be, earned, accrued or received for Taxation purposes);

a repayment of Taxation include any repayment supplement or interest in respect of it; and

Taxation include, in a case where Taxation for which a Group Company is liable is discharged by another person, the amount corresponding to that Taxation for which a Group Company is, after that discharge, liable.

1.3	For the purposes of this Schedule, a Group Company shall be deemed to be liable for a payment of Taxation, and to make that payment of Taxation, if a Group Company would be liable for a payment of Taxation but for the use or setting off against profits or against a liability to pay Taxation of a Post Completion Relief or Accounts Relief.

1.4	In this Schedule, unless the contrary intention appears, a reference to a paragraph or subparagraph is to a paragraph or subparagraph of this Schedule.

2.	COVENANT

2.1	The Seller covenants with the Purchaser that, subject to the following provisions of this Schedule, the Seller will pay to the Purchaser, to the extent possible by way of repayment of the purchase price for the Shares (but not so as to limit the amount payable where not wholly possible), an amount equal to:

(a)	any payment of Taxation made or to be made by a Group Company the liability for which arises as a result of any Transaction or Transactions occurring on or before Completion (other than Taxation arising in respect of income, profits or gains earned after Completion as a result of any such Transaction or Transactions) or in respect of any profits earned on or before Completion;

(b)	any out-of-pocket costs or expenses reasonably and properly incurred by the Purchaser or a Group Company solely and directly in connection with any payment of Taxation as is referred to in the preceding paragraphs or in connection with any action taken in avoiding, resisting or settling any such payment of Taxation or such non-availability, loss, reduction or cancellation of a right to a repayment of Taxation, whether or not a Group Company is or may be entitled to claim reimbursement of the payment from any person.

2.2	If the Seller is liable to pay an amount to the Purchaser or any other member of the Purchaser's Group pursuant to this Tax Covenant or the Tax Warranties and:

(a)	that payment is subject to a deduction or withholding for or on account of Tax; or

(b)	the receipt of that payment is subject to Tax,

then the payment must be grossed up by such an amount as is necessary to ensure that the net amount retained by the recipient after deduction or withholding of Tax or payment of Tax equals the amount the recipient would have retained had the deduction, withholding or Tax not been payable. A recipient will be deemed to be subject to Tax (whether by way of assessment, deduction, withholding or otherwise) if Tax arises or is imposed on the head company of a consolidated group of which the recipient is a member.

2.3	For the purposes of this Schedule (other than paragraph 3), all rights and liabilities of the parties shall be calculated on the assumption (if not actually the case) that the date of Completion is the end of an accounting period or a taxable period (as appropriate) and that the Completion Statement is the consolidated balance sheet of the Group for an accounting period or a taxable period (as appropriate) ending on that date.

3.	PAYMENT

A payment to be made by the Seller under paragraph 2 shall be made (i) within forty five Business Days from the date on which notice setting out the amount due is received by the Seller from the Purchaser or a Group Company in accordance with paragraph 5 of Schedule 6 or (ii) if later:

(a)	subject to subparagraph (d), in the case of a payment of Taxation within subparagraph 2.1(a)(a), on the date which is two Business Days prior to the last date on which that payment of Taxation may be made in order to avoid incurring a liability to interest or penalties;

(b)	in the case of a deemed payment of Taxation referred to in subparagraph 1.3, on the date which is one Business Day prior to the earliest date on which Taxation becomes payable which would not have been payable had the Relief not been used; and

(c)	if the payment relates to a liability to make a payment of Tax which is disputed by the Seller or a Group Company (a Disputed Liability) and the date on which payment of that Tax is required by law has been postponed following an application to the relevant Taxation Authority, court or tribunal, or the Tax does not in practice have to be paid until the Disputed Liability is determined, five Business Days before the date on which payment in respect of that Tax becomes required by law after that postponement, or is in practice required to be made following determination of the Disputed Liability, provided always that

(i)	if any action to be taken for the purposes of resisting, appealing, disputing, compromising or defending that Disputed Liability (including any such action to be taken at the request or direction of the Seller in accordance with any provision of this Schedule) cannot be taken prior to the Tax that is the subject matter of the Disputed Liability, or a payment on account of that Tax, being paid, or if failure to pay the Disputed Liability would have a material adverse effect on the business of the Purchaser’s Group, then the Seller shall pay to the Purchaser an amount equal to that amount of Tax (a Disputed Tax Payment) within forty five Business Days after receipt by the Seller of written notice from the Purchaser specifying that amount and including evidence reasonably satisfactory to the Seller that the action to be taken for the purposes of resisting, appealing, disputing, compromising or defending that Disputed Liability cannot be taken prior to the Tax that is the subject matter of the Disputed Liability, or a payment on account of that Tax, being paid, or of the material adverse effect on the business of the Purchaser’s Group; and

(ii)	if the Seller makes a Disputed Tax Payment, and the Disputed Liability is settled, compromised or determined at a lesser sum than the amount of the Disputed Tax Payment, then the difference between the Disputed Tax Payment and the amount for which the Disputed Liability is settled, compromised or determined shall be repaid to the Seller within five Business Days after, as applicable: (A) the receipt of a repayment in respect thereof by a Group Company or any member of the Purchasers' Group from the relevant Taxation Authority; or (B) if such a repayment is set off against any other amount payable to the relevant Taxation Authority, the date upon which that other amount would otherwise have been due for payment.

4.	EXCLUSIONS

The covenants contained in paragraph 2 shall not extend to any liability otherwise falling within this Schedule and no claim shall arise under the Tax Warranties to the extent that:

(a)	provision or reserve for the liability is made or the liability is otherwise taken into account, or its actual or assumed payment or discharge is taken into account, in the Completion Statement; or

(b)	the liability is:

(i)	interest arising from a failure to pay Taxation to a Taxation Authority within a reasonable time after the Seller has made a payment of an amount in respect of that liability to Taxation under paragraph 3; or

(ii)	interest attributable to a period after Completion on an amount to which paragraph 2 does not apply by virtue of subparagraph 4(a) or 4(c); or

(iii)	a penalty or fine incurred after Completion in connection with such an amount; or

(c)	it would not have arisen (or would have been reduced) but for a change in legislation or a change in the interpretation of legislation on the basis of case law made after the date of this agreement (whether relating to Taxation, the rate of Taxation or otherwise) or any amendment to or the withdrawal of any practice previously published by a Taxation Authority, in either case occurring after the date of this agreement, whether or not that change, amendment or withdrawal purports to be effective retrospectively in whole or in part; or

(d)	it would not have arisen (or would have been reduced) but for a voluntary act or omission carried out or effected by the Purchaser or a Group Company after Completion other than an act or omission which:

(i)	is in the ordinary course of business as carried on by a Group Company at Completion and could not reasonably have been avoided; or

(ii)	a Group Company was legally committed to do, or omit to do, under a commitment that existed on or before Completion; or

(e)	it has been made good or otherwise compensated for without cost to the Purchaser or a Group Company; or

(f)	any income, profits or gains to which the payment is attributable were actually earned or received by or actually accrued to a Group Company but were not reflected in the Completion Statement; or

(g)	it arises as a consequence of any failure by the Purchaser or a Group Company to comply with any of their respective obligations under this Schedule; or

(h)	it arises as a result of the failure or omission of a Group Company to make any valid claim, election, surrender or disclaimer, to give any valid notice or consent or to do any other thing under the provisions of any enactment or regulation relating to Taxation after Completion, the making, giving or doing of which was taken into account in computing the provisions for Taxation in the Completion Statement or was contained in the Disclosed Information; or

(i)	it arises as a result of any claim, election, surrender, revocation or disclaimer made or notice or consent given by a Group Company or any member of the Purchaser's Group after Completion under the provisions of any enactment or regulation relating to Taxation other than any claim, election, surrender, revocation, disclaimer, notice or consent assumed to have been made, given or done in computing the amount of any allowance, provision or reserve in the Completion Statement or which is made at the prior request of the Seller pursuant to its rights under this Schedule; or

(j)	it arises as a result of any change after Completion of the date to which a Group Company makes up its accounts or in the bases, methods or policies of accounting of a Group Company other than a change which is reported by the auditors for the time being of a Group Company to be necessary in their opinion because such bases, methods or policies of accounting as at the date of Completion are not in accordance with any generally accepted accounting practice or principle then current; or

(k)	it would not have arisen (or would have been reduced) but for a cessation, or any change in the nature or conduct, of any trade carried on by a Group Company at Completion, being a cessation or change occurring on or after Completion; or

(l)	it would not have arisen (or would have been reduced) but for a change in the rate of the tax depreciation available to a Group Company or a reallocation or deferral of deductible expenses into a period ending after Completion; or

(m)	it relates to transfer taxes, stamp duties or other Taxation which is not imposed on or calculated by reference to net income, profits or gains and which arise as a result of the sale of the Shares pursuant to this agreement except in respect of any transfer taxes, stamp duties or other Taxation which relate to any exemption or other relief previously obtained and to which a clawback applies as a result of the sale of the Shares pursuant to this agreement; or

(n)	it arises or is increased as a result of transfer pricing legislation (or its equivalent) to the extent that a Group Company or a member of the Purchaser's Group has obtained a corresponding adjustment (and for these purposes a Group Company or a member of the Purchaser's Group shall use reasonable endeavours to obtain a corresponding adjustment within a reasonable time); or

(o)	it would not have arisen (or would have been reduced) but for any act, omission, transaction or arrangement carried out by the Seller or any Group Company prior to Completion at the written request or with the approval of the Purchaser, other than in connection with any binding ruling from the relevant Tax Authority obtained as contemplated in subclause 12.6(a);

(p)	it would not have arisen but for the loss of a Relief (whether from the loss of any imputation credits, franking credits, or any tax losses in any Group Company or otherwise) that results from the sale or transfer of Shares pursuant to this agreement;

(q)	the Tax liability would not have arisen but for any change in ownership of a Group Company after Completion (including by reference to direct or indirect voting interests or market value interests) except for any change of ownership from Seller contemplated by this agreement; or

(r)	the Tax liability arises as a result of the application of the thin capitalisation rules in Subpart FE of the Income Tax Act 2007 to a Group Company after Completion.

5.	CORRESPONDING BENEFIT AND REFUNDS

5.1	If a Group Company (or any successor to all or any part of its business) or the Purchaser receives a benefit or makes a saving which it would not have received or made but for the circumstances giving rise to a claim under this Schedule or under the Tax Warranties, then:

(a)	the Purchaser shall procure that full details of the benefit or saving are given to the Seller as soon as practicable and in any event within ten Business Days of receipt of the benefit or saving in question;

(b)	the Purchaser shall procure that, as soon as practicable and in any event within ten Business Days of the date when the benefit is received or saving in question is made (being the date when the Taxation would otherwise have been due to avoid interest or penalties which are not due by virtue of the saving), any payment already made by the Seller in respect of the claim is forthwith repaid to the Seller up to the amount of the benefit or saving and that any interest or repayment supplement received relating to the benefit or saving so far as repaid is also forthwith paid to the Seller; and

(c)	any amount of the benefit or saving (including any interest or repayment supplement) that is not so paid to the Seller shall be carried forward and set off against any future payment or payments which become due from the Seller under this Schedule or under the Tax Warranties.

5.2	If a Group Company or the Purchaser is entitled to receive a benefit or make a saving, as referred to in subparagraph 5.1, it shall use all reasonable endeavours to obtain any such benefit or make such saving within a reasonable time.

5.3	If a Group Company is or may be entitled to receive from any Taxation Authority a repayment or credit in respect of Taxation relating to any period ended on or before Completion then:

(a)	the Purchaser shall give the Seller full details of the entitlement as soon as practicable and in any event within ten Business Days of the Purchaser becoming aware of the entitlement arising;

(b)	the Purchaser shall at the request of the Seller take all reasonable steps to procure that the repayment or credit shall be obtained, keeping the Seller fully informed of the progress of any action taken; and

(c)	an amount equal to the repayment or credit (including any repayment supplement or interest) received by the Purchaser or a Group Company less any amount taken into account in the Completion Statement in respect of the repayment or credit shall be paid by the Purchaser to the Seller within five Business Days of receipt.

6.	CONDUCT OF TAX AFFAIRS

6.1	The Purchaser shall cause the Group Companies to procure that:

(a)	the Seller (or such professional advisers as the Seller may select) shall have the sole conduct of the Seller’s Conduct Matter;

(b)	the Seller (or its advisers) shall be provided promptly with any information received by the Purchaser or a Group Company, or of which the Purchaser or a Group Company otherwise becomes aware, which may be relevant to the Seller’s Conduct Matter, and with such assistance (including assistance from employees of the Purchaser and a Group Company) and access to such documents and records of, or relating to, a Group Company, as the Seller (or its advisers) may reasonably require in connection with the Seller’s Conduct Matter;

(c)	the Group Companies retain for a period of seven years from Completion, or such longer period as is required by applicable law, all books, records and other information (whether stored electronically or otherwise) relating to the Seller’s Conduct Matter;

(d)	a Group Company shall within a reasonable time authorise, sign and submit to the relevant Taxation Authority such returns and other ancillary information, accounts, statements and reports relating to a Relevant Period and make such claims and elections and give such consents and comply with all procedural requirements in respect of the making or giving of such returns, ancillary information, accounts, statements and reports or such claims, elections or consents as the Seller (or its advisers) may, in its/their absolute discretion, direct in writing;

(e)	a Group Company shall appoint such person or persons as the Seller shall direct (including the Seller) from time to time to act as agent for a Group Company to deal with the Seller’s Conduct Matter and shall notify the relevant Taxation Authority of such appointment;

(f)	a Group Company shall not do any act or thing (including, in particular, the carry-back of losses from accounting periods ending after Completion) after Completion which:

(i)	might affect a Group Company's ability to make claims for allowances or reliefs in respect of any Relevant Period; or

(ii)	would reduce or extinguish any relief or allowance relating to any Relevant Period; and

(g)	a Group Company shall not (unless so directed in writing by the Seller) amend, disregard, withdraw or disclaim any returns, statements, elections, claims or benefits in respect of any Relevant Period or Straddle Period.

6.2	If the Seller directs a Group Company to make a payment on account to any Taxation Authority in respect of any matter over which the Seller has conduct and the Seller has paid an equivalent amount to the Purchaser, the Group Company shall, or the Purchaser shall procure that the Group Company shall, make the payment to the relevant Taxation Authority within two Business Days of the Purchaser receiving the money from the Seller. If the Seller makes a payment to the Purchaser pursuant to this subparagraph such payment shall, to the extent of the payment, be deemed to discharge the liability of the Seller to the Purchaser under paragraph 2 or for breach of the Tax Warranties, in respect of such liability.

6.3	Subject to subparagraphs 6.4 to 6.6 and the provisions of paragraph 7, the Purchaser and its advisers shall have sole conduct of all tax affairs of a Group Company other than a Seller’s Conduct Matter.

6.4	Where any computation, return, ancillary information, statements, reports or accounts is or are required to be submitted for, or in respect of, the Straddle Period relating to a Group Company, a draft shall be submitted by the Purchaser to the Seller marked for the attention of the company secretary (or such advisers as it shall nominate) at least 20 Business Days before its intended submission to any Taxation Authority and the Seller and its advisers shall be given access to all information necessary to determine its accuracy. In addition, the Seller shall be kept informed by the Purchaser of any negotiations regarding the Taxation liabilities of a Group Company relating to the Straddle Period and before any agreement in respect of those Taxation liabilities is reached with such authority, details of the proposed agreement shall be given by the Purchaser to the Seller at least 15 Business Days before the proposed conclusion of such agreement.

6.5	If, within 15 Business Days of receiving any draft computation, draft return, draft ancillary information, draft statements, draft reports, draft accounts, details of negotiations or proposed agreements referred to in subparagraph 6.4, the Seller makes any representations to the Purchaser those representations shall, to the extent that they are reasonable, be reflected in the computations, returns, ancillary information, statements, reports, accounts, negotiations or agreement with the relevant Taxation Authority.

6.6	If the parties, having negotiated in good faith for a period of 20 Business Days, fail to reach agreement as to whether the representations made by the Seller are reasonable, either the Seller or the Purchaser may refer the matter for determination by an internationally recognised adviser on tax matters in the relevant jurisdiction (the Expert). The Expert shall be appointed either by agreement between the parties or (if they do not agree within five Business Days of the party wishing to make the reference notifying the other of the proposed reference) on the application of either the Seller or the Purchaser to the Chair of the Resolution Institute (Australia). The Expert shall decide the matter in question as an expert (and not as an arbitrator) and his decision shall be final, except in the case of manifest error. Both parties shall make all relevant information available to the Expert. The costs of the Expert shall be borne by the parties in such proportions as the Expert considers to be fair and reasonable in all the circumstances.

7.	CONDUCT OF TAX CLAIMS

7.1	If the Purchaser or a Group Company receives any letter, enquiry, notice, demand, determination, assessment or other document, or a Taxation Authority takes any action, from which it appears that a Group Company may incur or suffer a Potential Liability, or if the Purchaser or a Group Company is, or becomes, aware of any fact which affects, or which may affect, any assessment which may give rise to a Potential Liability, the Purchaser shall or shall procure that a Group Company shall, notify the Seller of the relevant facts as soon as practicable and in any case involving an assessment with a time limit for appeal at least ten Business Days before the expiry of that time limit and in any other case, in any event within ten Business Days of receipt thereof.

7.2	On the giving of the notice referred to in subparagraph 7.1, the Seller shall be entitled at any time to elect that subparagraphs 6.1(a)(a) and 6.1(a)(b) shall apply to the Potential Liability as if it were a Seller’s Conduct Matter and shall be entitled to resist the Potential Liability in the name of a Group Company and have the conduct of any appeal, dispute, compromise or defence of the Potential Liability and of any incidental negotiations relating thereto subject to the Seller having indemnified the Purchaser and a Group Company to their reasonable satisfaction against all charges, costs and expenses which they may incur in resisting the Potential Liability and in complying with their obligations under subparagraph 6.1(a)(b).

7.3	Subject to any election made under subparagraph 7.2 and the provisions of subparagraphs 7.4 to 7.10, the Purchaser and its advisers shall have sole conduct of negotiations and correspondence relating to the Potential Liability. The Purchaser agrees to conduct such negotiations and correspondence as expeditiously as reasonably practicable.

7.4	Where any correspondence, return, ancillary information, statements, reports, accounts or other documentation is or are required to be submitted to a Taxation Authority in relation to a Potential Liability, the Purchaser shall procure that a draft shall be submitted to the Seller marked for the attention of Chief Legal Officer of Laureate Education, Inc. (or such other person or advisers as the Seller shall nominate) at least 15 Business Days before its intended submission (or if there is a statutory or administrative time limit for submitting such correspondence, return, ancillary information, statements, reports, accounts or other documentation, such draft shall be sent to the Seller as aforesaid at such time as is reasonable in the circumstances, before its intended submission).

7.5	The Purchaser shall procure that the Seller shall be kept fully informed of any negotiations regarding the tax liabilities of a Group Company relating to the Potential Liability and that the Seller is provided with:

(a)	a copy of all correspondence or other documentation received by the Purchaser or a Group Company (including a note of any material communications or discussions not in written form) in respect of a Potential Liability within ten Business Days of receipt (or such communications or discussions taking place, as appropriate); and

(b)	notification of any proposed meeting with the relevant Taxation Authority, together with an agenda for that meeting as soon as reasonably practicable. Where any such meeting is to take place between the Purchaser or a Group Company and the relevant Taxation Authority, the Seller shall be entitled to send a representative to that meeting.

7.6	The Purchaser shall procure that the Seller and its advisers shall be given access to such information and provided with such assistance (including assistance from employees of the Purchaser and a Group Company and access to any external advisors appointed by the Purchaser) as is reasonable and necessary to determine the accuracy or to review any correspondence, return, ancillary information, statements, reports, accounts submitted to it pursuant to subparagraph 7.4 above or to consider any action proposed to be taken by a Group Company, including any proposed negotiation, agreement or compromise in relation to any Potential Liability.

7.7	If the Seller sends to the Purchaser any written requests for documents or any written requests for responses to any questions in respect of a Potential Liability, the Purchaser shall, provided such requests are reasonable, provide such documentation or answer such questions (which answers shall be in written form), as the case may be, within 20 Business Days of receipt of such request or question.

7.8	If, within 15 Business Days (or such lesser time as is reasonable if there is a statutory or administrative time limit for making submissions to the relevant Taxation Authority) of receiving any draft computation, return, ancillary information accounts or correspondence or details of negotiations or proposed agreements or compromises referred to in the subparagraphs above, the Seller makes any representations to the Purchaser those representations shall, except to the extent that they are unreasonable, be reflected in such tax computations, returns, ancillary information, statements, reports, accounts; or correspondence, negotiations, agreements or compromises. If the Seller does not make any representations in the appropriate time as referred to above, or if it makes such representations which are reflected in such revised drafts, the Seller shall be deemed to have agreed the contents of such drafts and the Purchaser shall be free to make such submissions to the relevant Taxation Authority.

7.9	If the parties, having negotiated in good faith for a period of 20 Business Days, fail to reach agreement as to whether the representations made by the Seller are unreasonable, the provisions of subparagraph 6.6 shall apply as if the representations were in respect of the tax affairs of a Group Company during the Straddle Period.

7.10	The Purchaser will not, and will procure that a Group Company will not, compromise or settle any Potential Liability or agree any matter which may affect the outcome of any dispute or negotiation with any Taxation Authority in relation to any Potential Liability without the written consent of the Seller.

7.11	The rights of the Seller pursuant to this paragraph 7 shall be subject to any provisions as to the conduct of the matters described in this paragraph that are included in the W&I Insurance Policy.

Schedule 8

Completion Obligations

At Completion:

(e)	the Seller shall procure the delivery to the Purchaser of:

(i)	resignation letters in the Agreed Form, effective on Completion, for each Resigning Director of a Group Company; and

(ii)	an original or certified copy of the minutes of a meeting (or a written resolution) of the board of directors of each Group Company, in Agreed Form, at which it has been resolved to:

(A)	accept the resignation of each Resigning Director of that Group Company; and

(B)	appoint as a director of that Group Company, in each case subject to such person having consented to act, each Replacement Director of that Group Company; and

(f)	the Seller shall deliver or make available to the Purchaser:

(i)	the ASIC corporate key for, and all statutory registers required to be kept by, each Australian incorporated Group Company;

(ii)	all statutory registers required to be kept by each New Zealand incorporated Subsidiary pursuant to the New Zealand Companies Act 1993, including the share register of each New Zealand incorporated Group Company (showing each entity wholly-owned by a Group Company); and

(iii)	the company keys (if any) issued by the New Zealand Companies Office in respect of each New Zealand incorporated Group Company or if there is no company key, a duly executed letter of authorisation (in the prescribed form) in respect of each New Zealand incorporated Group Company, granting the Purchaser authority to manage each relevant New Zealand Group Company's online company records.

Schedule 9

Board Changes

Schedule 10

Accounts and Applicable Accounting Standards

Schedule 11

Completion Statement

1.	Preparation of the draft Completion Statement

As soon as reasonably practicable and by no later than 40 Business Days following Completion, the Purchaser shall prepare and deliver to the Seller a draft completion statement setting out the CY21 EBITDA Amount, the CY21 EBITDA Adjustment Amount, Net Debt and Working Capital of the Group Companies as at Completion (the draft Completion Statement). The Completion Statement (including the draft Completion Statement) shall be prepared in the form shown in Part 2 of this Schedule and in accordance with the following:

(a)	in accordance with the specific accounting policies, principles, practices and rules set out in paragraph 2 of this Schedule;

(b)	to the extent not covered by paragraph (a) above, in accordance with the same accounting policies, principles, practices, rules, estimation techniques and procedures as were actually used in the preparation of the Management Accounts, ; and

(c)	to the extent not covered by paragraph (a) or (b) above, in accordance with US GAAP as at 31 December 2019.

For the avoidance of doubt, paragraph (a) above shall take precedence over paragraphs (b) and (c) above, and paragraphs (b) shall take precedence over paragraph (c).

2.	Specific Accounting Principles

2.1	Except as required by paragraphs 2.2 to 2.4 of this Schedule, the following accounting treatments shall be applied in preparing the Completion Statement:

(a)	the Completion Statement shall be prepared on a consolidated basis by reference to the seven-digit general ledger of the Group Companies as at the Effective Time and applying procedures that would customarily be adopted at a financial year end, including eliminating intra-group balances together with any intra-group profits. No item shall be included more than once in the Completion Statement, or be included (or excluded) solely on the grounds of immateriality, and no account shall be taken of the funds flows arising at or as a consequence of Completion;

(b)	the Completion Statement shall be expressed in AUD and all amounts expressed in any other currencies shall be translated into AUD at the Exchange Rate; and

(c)	the Completion Statement shall take into account information in respect of Adjusting Events as defined in ASC 855 (Subsequent Events) up until the time the Purchaser delivers the draft Completion Statement to the Seller (the Delivery Time).

2.2	The Completion Statement shall exclude fixed and non-current assets other than prepaid accreditation fees, deferred contract costs and other security deposits (GL Account 1970100) and for these purposes, fixed assets shall include capitalised course development costs, capitalised staff costs, in each case whether or not recharged from the Seller’s Group, and intangible fixed assets.

2.3	Cash shall comprise amounts which are freely available to be lent, spent, or distributed by the Group Companies in the ordinary course of business and shall exclude: (i) any cash held in China; and (ii) any restricted or trapped cash as it relates to international student deposits (including but not limited to GL Accounts 1008261, 1028202 and 1086570), domestic tuition assurance deposits (including but not limited to GL Accounts 1087803, 1087820 and 1087830) and government grant funding (including but not limited to GL Account 1018240) (together these amounts in sub-paragraph (ii) shall form Restricted Cash). Restricted Cash shall be included in the calculation of Working Capital and Estimated Working Capital. For the avoidance of doubt if the between the date of this agreement and Completion, (x) domestic tuition assurance deposits; and/or (y) security deposit amounts, are released and replaced with bank guarantees or letters of credit, in each case in accordance with all applicable laws, then such amounts of cash released shall be excluded from the calculation of Working Capital and Estimated Working Capital, and the Target Working Capital shall be reduced by the same amount. In relation to subparagraph (y), to the extent such bank guarantees or letters of credit do not remain on foot on and from Completion, and as a result such bank guarantees or letters of credit must be replaced by the Purchaser, any such amounts in connection with any replacement bank guarantees or letters of credit are not to be included in the calculation of Working Capital, Estimated Working Capital and Target Working Capital.

2.4	Revenue shall be recognised in accordance with paragraph 1.1(b) above, provided that:

(a)	tuition revenue shall be recognised net of any scholarships or discounts on a straight-line basis over the duration of the academic session to which it relates; and

(b)	exam fee revenue shall be recognised on the later of the fee being received and the exam being taken.

2.5	A liability for deferred revenue shall be recognised in Working Capital equal to any amounts received or receivable by the Group Companies (including student deposits, grants, subsidies and sponsorship) in advance of revenue recognition in accordance with paragraph 2.4 above.

2.6	Prepayments in the Completion Statement shall comprise amounts paid by the Group Companies on or prior to the Effective Time in respect of goods and services receivable by the Group Companies after the Effective Time. For the avoidance of doubt, prepayments shall exclude any prepayments and other assets in relation to Seller’s Group insurance policies and any other contractual or other arrangements, in each case that cease to be of benefit to the Group Companies following Completion.

2.7	To the extent not provided for as deferred revenue, full provision shall be made (without double counting) against the following receivables (including accrued income) that remain unpaid at the Delivery Time:- receivables in relation to students who are no longer enrolled and have not attended courses within the preceding six months.

2.8	Full provision (without double counting) shall also be made against receivables to the extent they relate to revenue recognised on or prior to the Effective Time and prior to the Delivery Time have been credit noted or become refundable, including as a result of a Group Company having cancelled participation in a course.

2.9	To the extent not already included in Net Debt, an accrual shall be made in Working Capital for goods and services provided to the Group Companies on or before the Effective Time which have not been paid for by the Effective Time and for any other liabilities which meet the criteria for recognition as liabilities in accordance with US GAAP. Such accrual shall include emoluments and outgoings in respect of employees and contractors up to the Effective Time including all salaries, overtime payable, payments for services, commissions, incentive plans, long service awards, employee bonuses (including discretionary annual bonuses), pension contributions, severance costs, insurance, and any post-retirement and / or healthcare benefits and accrued vacation pay or holiday entitlement (including tax and social security contributions on the foregoing), but excluding capital expenditure.

2.10	The liability to be included in Working Capital in respect of the discretionary annual bonuses (including, for these purposes, the corporate bonus plans and local bonus plans in the Management Accounts) shall be the aggregate of unpaid bonuses, if any, in respect of periods ended on or before 31 December 2019 plus an amount equal to (i) the number of days from 1 January 2020 to the Completion Date (inclusive) divided by 365, multiplied by the aggregate bonus awarded or budgeted to be awarded by the Group Companies in respect of periods on or after 1 January 2020 (together, in each case, with Taxes thereon but excluding transaction related bonuses which shall be accrued in accordance with subparagraph 2.11(b) below), and less any portion of such bonuses paid on or prior to the Effective Time.

2.11	A liability shall be included in Net Debt in respect of the following:

(a)	all bank borrowing due by the Group Companies (including all accrued but unpaid interest thereon);

(b)	any Seller-related transaction bonuses (excluding, for the purposes of this Schedule, discretionary bonuses unless awarded by the Seller), costs and advisory fees (including Taxes thereon) to the extent payable by the Group Companies after the Effective Time;

(c)	any obligations of a Group Company to pay any amounts in respect of phantom share schemes or other equity incentive arrangements (including the full amount of any retention and/or transaction bonuses) (including Taxes thereon) to the extent payable by a Group Company after the Effective Time;

(d)	any liabilities in respect of derivative instruments measured at the amount that would be required to settle these at Completion;

(e)	any break fees or prepayment penalties, premiums, fees, costs or expenses which may be incurred by a Group Company in relation to the repayment or termination of any of (a), (b), (c) and (d) above at Completion;

(f)	any accrued but unpaid income tax or withholding taxes (including withholding taxes payable on Seller’s Group royalties, network fees or interest) that relates to any period or part period up to and including the Effective Time. For the purposes of the Completion Accounts, the Effective Time will be treated as the end of a Tax accounting period;

(g)	the current asset retirement obligations associated with the Pyrmont Street leases;

(h)	current accrued long service leave shall be included in Completion Net Debt as at the Effective Time and calculated on a consistent basis as the Accounts (including applicable tax and social security contributions); and

(i)	any shortfall in capital expenditure paid prior to the Completion Date compared to the forecast capital expenditure for the equivalent period as provided for in Schedule 17.

For the avoidance of doubt, any bank guarantees or letters of credits under or in connection with the Key Contracts at items 1 and 2 of Schedule 15 shall be excluded from Net Debt.

2.12	If any account could be included within more than one of the definitions of Net Debt or Working Capital, it shall, for the avoidance of doubt, only be included within one of such definitions to avoid possible double counting.

2.13	Deferred tax assets and deferred tax liabilities shall be excluded from the Completion Accounts.

2.14	Operating and capital lease liabilities shall be excluded from Net Debt.

2.15	The Parties acknowledge and agree that any EBITDA-related calculation for the purposes of this agreement must be calculated in accordance with the same accounting policies, principles, practices, rules, estimation techniques and procedures as were actually used in the preparation of the Management Projected EBITDA.

3.	Notification of disputed items

Within 20 Business Days of delivery to the Seller of the draft Completion Statement, the Seller shall give a notice to the Purchaser of any item or items it wishes to dispute together with the reasons for such dispute and a list of proposed adjustments. If, by the expiry of such period of 20 Business Days, no such notice is given to the Purchaser or the Seller has given notice to the Purchaser that there are no items it wishes to dispute, the draft Completion Statement shall constitute the Completion Statement for the purposes of this agreement.

4.	Resolution of disputed items and finalisation of the Completion Statement

If, in accordance with this Schedule, notice is given to the Purchaser as to any item or items in dispute:

(a)	the Seller and the Purchaser shall attempt to agree in writing the item or items disputed;

(b)	if any such item or items are not agreed in writing within 20 Business Days of the delivery to the Purchaser of any such notice, the Seller or the Purchaser may by notice to the other require that the item or items in dispute (and no other item) shall be referred to and determined by the Independent Accountants; and

(c)	the draft Completion Statement adjusted to take account of each item in dispute (of which notice is given in accordance with this Schedule) as agreed in writing or as determined by the Independent Accountants (as the case may be), shall constitute the Completion Statement for the purposes of this agreement.

5.	Provision of information

(a)	Following Completion, the Purchaser shall, and shall procure that the Group Companies shall, provide the Seller with all access to premises, information, assistance (including assistance from employees of the Purchaser and the Group Companies) and access to (including the ability to take copies of) books and records of account, documents, files, working papers and information stored electronically which it may reasonably require for the purposes of this Schedule.

(b)	Following Completion, the Seller shall provide the Purchaser with all access to premises, information, assistance (including assistance from employees of the Seller), and access to (including the ability to take copies of) books and records of account, documents, files, working papers and information stored electronically which it may reasonably require for the purposes of this Schedule.

Schedule 12

Independent Accountants

1.	If and whenever any item in dispute relating to the ascertainment of the CY21 EBITDA Amount, the CY21 EBITDA Adjustment Amount, Net Debt, Working Capital, Intra-Group Payables and/or Intra-Group Receivables falls to be referred, in accordance with the relevant provision of this agreement, to Independent Accountants for determination, it shall be referred to such firm of internationally recognised chartered accountants:

(a)	as the Seller and the Purchaser may agree in writing within five Business Days after the expiry of the period allowed by the relevant provision of this agreement for the Seller and the Purchaser to reach agreement over the relevant item in dispute; or

(b)	failing such agreement, as shall be nominated for this purpose on the application of either the Seller or the Purchaser by the Chair of the Resolution Institute (Australia).

2.	The Seller and the Purchaser shall co-operate in good faith to do everything necessary to procure the effective appointment of the Independent Accountants. The Seller and the Purchaser shall agree terms of engagement with the Independent Accountants as soon as reasonably practicable after the Independent Accountants are nominated and shall not withhold or delay their consent to such terms if they are reasonable and consistent with the provisions of this agreement. The Seller and the Purchaser shall counter-sign the terms of appointment as soon as they are agreed.

3.	The Independent Accountants shall act on the following basis:

(a)	the Independent Accountants shall act as experts and not as arbitrators;

(b)	the item or items in dispute shall be notified to the Independent Accountants in writing by the Seller and/or the Purchaser within 20 Business Days of the Independent Accountants' appointment;

(c)	their terms of reference shall be as set out in Schedule 11 and this Schedule;

(d)	the determination of the Independent Accountants shall be limited to the item or items in dispute included in the notice by the Purchaser pursuant to paragraph 3 of Schedule 11 and notified to the Independent Accountants by the Seller and/or the Purchaser pursuant to paragraph 4(b) of Schedule 11;

(e)	the Independent Accountants shall decide the procedure to be followed in the determination;

(f)	the Seller and the Purchaser shall each provide, and the Purchaser shall procure that the Group Companies shall provide, the Independent Accountants promptly with all access to premises, information, assistance (including assistance from employees) and access to books and records of account, documents, files, working papers and information stored electronically which they reasonably require, and the Independent Accountants shall be entitled (to the extent they consider it appropriate) to base their determination on such information and on the accounting and other records of the Group Companies;

(g)	the determination of the Independent Accountants shall be within the range of the submission of the Seller and the Purchaser in relation to the item or items in dispute and (in the absence of manifest error) shall be final and binding on the parties; and

(h)	the costs of the determination, including fees and expenses of the Independent Accountants, shall be borne equally as between the Seller on the one hand and the Purchaser on the other hand.

Schedule 13

Indebtedness and EBITDA Schedule

Schedule 14

Continuing Arrangements

Schedule 15

Key Contracts

Schedule 16

Intellectual Property Rights

Schedule 17

Monthly CY2020 and CY2021 Capital Expenditure Forecasts

Schedule 18

Transitional Services Agreement

Signatories

Signed by	)
for LEI AMEA INVESTMENTS B.V.	)
/s/ Aldert Jan de Bruin
Aldert Jan de Bruin
Director A

/s/ Kimberleigh J. Cantwell
Kimberleigh J. Cantwell
Director B

Signed by	)
for LAUREATE EDUCATION, INC.	)
/s/ Jean-Jacques Charhon
Jean-Jacques Charhon
Executive Vice President and Chief Financial Officer

Signed by	)
for SEI NEWCO, INC.	)	/s/ Karl McDonnell
Karl McDonnell President

Signed by	)
for STRATEGIC EDUCATION, INC.	)	/s/ Karl McDonnell
Karl McDonnell Chief Executive Officer